Exhibit 99.2
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of NewAlliance Bancshares, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows present fairly, in all material respects, the financial position of NewAlliance Bancshares, Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for their split-dollar life insurance arrangements and defined benefit and other postretirement plans in 2008 upon the adoption of new accounting pronouncements.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of NewAlliance Bancshares, Inc.’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Hartford, Connecticut
February 28, 2011

NewAlliance Bancshares, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except per share data)	2010	2009

Assets
Cash and due from banks	$108,538	$96,927
Short term investments	25,000	50,000

Cash and cash equivalents	133,538	146,927
Investment securities available for sale, at fair value (note 4)	2,551,883	2,327,855
Investment securities held to maturity (note 4)	275,872	240,766
Loans held for sale (includes $41,207 and $12,908 measured at fair value at December 31, 2010 and 2009, respectively)	43,290	14,659
Loans, net (note 5)	5,035,993	4,709,582
Federal Home Loan Bank of Boston stock	120,821	120,821
Premises and equipment, net (note 6)	59,731	57,083
Cash surrender value of bank owned life insurance	136,668	140,153
Goodwill (note 7)	527,167	527,167
Identifiable intangible assets (note 7)	27,548	35,359
Other assets (note 8)	115,337	113,941

Total assets	$9,027,848	$8,434,313

Liabilities
Deposits (note 9)
Non-interest bearing	$617,039	$534,180
Savings, interest-bearing checking and money market	3,107,845	3,008,416
Time	1,514,491	1,481,446

Total deposits	5,239,375	5,024,042
Borrowings (note 10)	2,242,579	1,889,928
Other liabilities	86,922	85,390

Total liabilities	7,568,876	6,999,360

Commitments and contingencies (note 14)

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 38,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized 190,000 shares; issued 121,503 shares at December 31, 2010 and 121,486 shares at December 31, 2009	1,215	1,215
Additional paid-in capital	1,245,953	1,245,489
Unallocated common stock held by ESOP	(85,063)	(88,721)
Unearned restricted stock compensation	(3,169)	(12,389)
Treasury stock, at cost (16,543 shares at December 31, 2010 and 15,435 shares at December 31, 2009)	(224,873)	(211,582)
Retained earnings	517,091	486,974
Accumulated other comprehensive income (note 18)	7,818	13,967

Total stockholders’ equity	1,458,972	1,434,953

Total liabilities and stockholders’ equity	$9,027,848	$8,434,313

See accompanying notes to consolidated financial statements.

NewAlliance Bancshares, Inc.
Consolidated Statements of Income

	Year Ended December 31,
(In thousands, except per share data)	2010	2009	2008
Interest and dividend income
Residential real estate loans	$119,135	$131,119	$138,005
Commercial real estate loans	75,128	70,735	74,159
Commercial business loans	25,893	22,019	27,819
Consumer loans	31,553	34,207	38,984
Investment securities	98,945	113,332	114,471
Federal funds sold and other short-term investments	158	387	1,209
Federal Home Loan Bank of Boston stock	—	—	4,526

Total interest and dividend income	350,812	371,799	399,173

Interest expense
Deposits	50,608	80,681	104,672
Borrowings	65,917	87,911	104,385

Total interest expense	116,525	168,592	209,057

Net interest income before provision for loan losses	234,287	203,207	190,116

Provision for loan losses	17,000	18,000	13,400

Net interest income after provision for loan losses	217,287	185,207	176,716

Non-interest income
Depositor service charges	28,159	27,351	27,180
Loan and servicing income	2,348	819	968
Trust fees	6,311	5,790	6,351
Investment management, brokerage & insurance fees	5,639	6,723	7,893
Bank owned life insurance	5,934	3,548	4,937

Other-than-temporary impairment losses on securities	(30)	(4,263)	(2,681)
Less: Portion of loss recognized in other comprehensive income	(1,150)	2,866	—

Net impairment loss on securities recognized in earnings	(1,180)	(1,397)	(2,681)

Net gain on securities	2,339	7,314	4,524

Net securities gain	1,159	5,917	1,843

Mortgage origination activity and loan sale income	3,702	5,586	1,551
Net gain (loss) on limited partnerships	3,979	(575)	(30)
Other	3,930	4,087	5,203

Total non-interest income	61,161	59,246	55,896

Non-interest expense
Salaries and employee benefits (notes 11 & 12)	95,642	89,646	91,687
Occupancy	17,632	18,202	18,091
Furniture and fixtures	5,872	5,808	6,550
Outside services	18,810	20,098	19,314
Advertising, public relations, and sponsorships	6,015	5,664	6,152
Amortization of identifiable intangible assets	7,811	8,501	9,456
Merger related charges	12,325	84	185
FDIC insurance premiums	7,620	10,479	721
Other	15,282	13,731	14,413

Total non-interest expense	187,009	172,213	166,569

Income before income taxes	91,439	72,240	66,043

Income tax provision (note 13)	33,471	25,797	20,747

Net income	$57,968	$46,443	$45,296

Basic earnings per share (note 19)	$0.59	$0.47	$0.45
Diluted earnings per share (note 19)	0.59	0.47	0.45
Weighted-average shares outstanding (note 19)
Basic	98,515	99,163	99,587
Diluted	98,784	99,176	99,707
Dividends per share	$0.28	$0.28	$0.275
See accompanying notes to consolidated financial statements.

NewAlliance Bancshares, Inc.
Consolidated Statements of Changes in Stockholders’ Equity

				Unallocated				Accumulated
	Common	Par Value	Additional	Common				Other	Total
For the Years Ended December 31, 2008, 2009 and 2010	Shares	Common	Paid-in	Stock Held	Unearned	Treasury	Retained	Comprehensive	Stockholders’
(In thousands, except per share data)	Outstanding	Stock	Capital	by ESOP	Compensation	Stock	Earnings	Income (Loss)	Equity

Balance December 31, 2007	108,852	$1,215	$1,242,100	$(96,039)	$(25,466)	$(178,401)	$451,729	$11,969	$1,407,107

Dividends declared ($0.275 per share)							(27,859)		(27,859)
Allocation of ESOP shares, net of tax			(260)	3,659					3,399
Treasury shares acquired (note 17)	(1,793)					(22,027)			(22,027)
Restricted stock expense					6,992				6,992
Stock option expense			4,247						4,247
Book (over) tax benefit of stock-based compensation			(408)						(408)
Adoption of new split dollar life insurance accounting pronouncement, net of tax							(1,062)		(1,062)
Adjustment to apply retirement benefits guidance for the changing pension plan measurement date, net of tax							(524)	5	(519)

Comprehensive income:
Net income							45,296		45,296
Other comprehensive loss, net of tax (note 18)								(33,950)	(33,950)

Total comprehensive income									11,346

Balance December 31, 2008	107,059	$1,215	$1,245,679	$(92,380)	$(18,474)	$(200,428)	$467,580	$(21,976)	$1,381,216

Dividends declared ($0.280 per share)							(28,099)		(28,099)
Allocation of ESOP shares, net of tax			(463)	3,659					3,196
Treasury shares acquired (note 17)	(1,008)					(11,154)			(11,154)
Restricted stock expense					6,085				6,085
Stock option expense			357						357
Book (over) tax benefit of stock-based compensation			(84)						(84)
Cumulative effect of new OTTI accounting guidance, net of $0.6 million tax effect (note 18)							1,050	(1,050)	—

Comprehensive income:
Net income							46,443		46,443
Other comprehensive income, net of tax (note 18)								36,993	36,993

Total comprehensive income									83,436

Balance December 31, 2009	106,051	$1,215	$1,245,489	$(88,721)	$(12,389)	$(211,582)	$486,974	$13,967	$1,434,953

Dividends declared ($0.280 per share)							(27,851)		(27,851)
Allocation of ESOP shares, net of tax			(358)	3,658					3,300
Treasury shares acquired (note 17)	(1,194)					(14,516)			(14,516)
Treasury stock issued for restricted stock awards under the LTCP	86				(1,225)	1,225			—
Restricted stock expense					10,445				10,445
Stock option expense			576						576
Exercise of stock options	17		246						246

Comprehensive income:
Net income							57,968		57,968
Other comprehensive loss, net of tax (note 18)								(6,149)	(6,149)

Total comprehensive income									51,819

Balance December 31, 2010	104,960	$1,215	$1,245,953	$(85,063)	$(3,169)	$(224,873)	$517,091	$7,818	$1,458,972

See accompanying notes to consolidated financial statements

NewAlliance Bancshares, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2010	2009	2008
Cash flows from operating activities
Net income	$57,968	$46,443	$45,296
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	17,000	18,000	13,400
Loss on sale of other real estate owned	245	182	61
Restricted stock compensation expense	10,445	6,085	6,992
Stock option compensation expense	576	357	4,247
ESOP expense	3,300	3,196	3,399
Amortization of identifiable intangible assets	7,811	8,501	9,456
Net amortization/accretion of fair market adjustments from net assets acquired	(1,493)	(2,873)	(4,185)
Net amortization/accretion of investment securities	11,870	6,138	(1,506)
Deferred income tax (benefit) expense	(4,611)	(3,588)	549
Depreciation and amortization	6,455	6,388	6,926
Net gain on sale of securities	(2,339)	(7,314)	(4,524)
Impairment losses on securities	1,180	1,397	2,681
Mortgage origination activity and loan sale income	(3,702)	(5,586)	(1,551)
Proceeds from sales of loans held for sale	337,790	483,364	93,580
Loans originated for sale	(362,719)	(487,076)	(97,865)
(Gain) loss on sale of premises and equipment	(3)	11	1
(Gain) loss on limited partnerships	(3,979)	575	30
Increase in cash surrender value of bank owned life insurance	(3,303)	(3,548)	(4,937)
Decrease (increase) in other assets	12,045	(22,143)	(13,639)
Increase in other liabilities	1,532	2,801	7,971

Net cash provided by operating activities	86,068	51,310	66,382

Cash flows from investing activities
Purchase of Federal Home Loan Bank Stock	—	—	(7,060)
Purchase of securities available for sale	(1,196,688)	(1,146,873)	(708,638)
Purchase of securities held to maturity	(150,662)	(22,931)	(83,139)
Proceeds from maturity, sales, calls and principal reductions of securities available for sale	951,984	787,404	856,113
Proceeds from maturity, calls and principal reductions of securities held to maturity	115,022	92,618	64,647
Proceeds from sales of fixed assets	53	32	659
Net (increase) decrease in loans held for investment	(348,011)	179,546	(241,810)
Proceeds from sales of other real estate owned	4,064	3,059	1,239
Proceeds from bank owned life insurance	6,788	263	127
Purchase of premises and equipment	(9,071)	(4,012)	(4,987)

Net cash used in investing activities	(626,521)	(110,894)	(122,849)

Cash flows from financing activities
Net increase in customer deposit balances	215,292	576,510	74,051
Net increase (decrease) in short-term borrowings	264,534	(72,434)	(7,615)
Proceeds from long-term borrowings	817,100	172,000	538,000
Repayments of long-term borrowings	(727,741)	(583,359)	(505,423)
Shares issued for stock option exercise	246	—	—
Book (over)/under tax benefit of stock-based compensation	—	(84)	(408)
Acquisition of treasury shares	(14,516)	(11,154)	(22,027)
Dividends declared	(27,851)	(28,099)	(27,859)

Net cash provided by financing activities	527,064	53,380	48,719

Net decrease in cash and cash equivalents	(13,389)	(6,204)	(7,748)

Cash and cash equivalents, beginning of period	146,927	153,131	160,879

Cash and cash equivalents, end of period	$133,538	$146,927	$153,131

Supplemental information
Cash paid for
Interest on deposits and borrowings	$118,023	$171,180	$211,092
Income taxes paid, net	34,124	28,299	24,885
Noncash transactions
Loans transferred to other real estate owned	4,810	5,641	3,082
See accompanying notes to consolidated financial statements.

1. Summary of Significant Accounting Policies
Financial Statement Presentation
The consolidated financial statements of NewAlliance Bancshares, Inc. (the “Company”) have been prepared in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated in consolidation. Amounts in prior period financial statements are reclassified whenever necessary to conform to the current year presentation.
The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant near-term change relate to the determination of the allowance for loan losses, the obligation and expense for pension and other postretirement benefits, and estimates used to evaluate asset impairment including investment securities, income tax contingencies and deferred tax assets and liabilities and the recoverability of goodwill and other intangible assets.
Management has determined that no subsequent events have occurred following the balance sheet date of December 31, 2010, which require recognition or disclosure in the financial statements.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks and short-term investments with original maturities of three months or less. At December 31, 2010, included in the balance of cash and due from banks were cash on hand of $108.5 million, which includes required reserves in the form of deposits with the Federal Reserve Bank (“FRB”) of approximately $36.7 million. Short-term investments included money market funds of $25.0 million at December 31, 2010.
Investment Securities
Marketable equity and debt securities are classified as either trading, available for sale, or held to maturity (applies only to debt securities). Management determines the appropriate classifications of securities at the time of purchase. At December 31, 2010 and 2009, the Company had no debt or equity securities classified as trading. Held to maturity securities are debt securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in accumulated other comprehensive income, a separate component of equity, until realized. Further information relating to the fair value of securities can be found within Note 4 of the Notes to Consolidated Financial Statements.
Premiums and discounts on debt securities are amortized or accreted into interest income over the term of the securities using the level yield method. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“FASB ASC”) 320 — Debt and Equity Securities, a decline in market value of a debt security below amortized cost that is deemed other than temporary is charged to earnings for the credit related other than temporary impairment (“OTTI”) resulting in the establishment of a new cost basis for the security, while the non-credit related OTTI is recognized in other comprehensive income (“OCI”) if there is no intent to sell or will not be required to sell the security. If an equity security is deemed other-than-temporarily impaired, the full impairment is considered to be credit-related and a charge to earnings would be recorded. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis and are recorded in other non-interest income as net gain or loss on securities.
Federal Home Loan Bank of Boston stock
As a member of the Federal Home Loan Bank of Boston, (“FHLB Boston”), the Bank is required to hold a certain amount of FHLB Boston stock. This stock is considered to be a non-marketable equity security reported at cost. The level of stock purchases is determined by the Bank’s advances outstanding and the amount of residential mortgage assets on the Bank’s balance sheet. The shares can only be purchased and sold between the FHLB Boston and the Company at a par value of $100 per share.

Loans Held for Sale
The Company currently sells the majority of originated fixed rate residential real estate loans with terms of 15 years and over. Mortgage loans held for sale are carried at fair value. Fair value is estimated using quoted loan market prices provided by government-sponsored entities of Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”). Further information regarding the fair value measurement of mortgage loans held for sale can be found in Note 15 of the Notes to Consolidated Financial Statements. Residential loans are sold by the Company without recourse. The Company currently sells these loans servicing released.
The Company is also involved in the Small Business Administration (“SBA”) loan secondary market. The Company currently sells the guaranteed portion of SBA loans that meet certain criteria and retains the unguaranteed portion and the right to service the sold portion of the loan in its portfolio. Such loans are included in loans held for sale on the balance sheet upon origination. SBA loans held for sale are valued at the lower of cost (less principal payments received and net of deferred fees and costs) or estimated fair value. Fair value is estimated using quoted market prices from a secondary market broker. All other loan originations are classified as loans not held for resale.
Loans Receivable
Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and fair value adjustments for loans acquired.
The Company’s loan portfolio segments are residential, commercial real estate, commercial construction, commercial and industrial, commercial finance and consumer loans. Commercial construction includes classes for commercial real estate construction and residential development. The consumer segment consists of classes for home equity loans and equity lines of credit and other consumer loans.
Certain direct loan origination fees and costs and fair value adjustments to acquired loans are recognized over the lives of the related loans as an adjustment of interest using the level yield method. When loans are prepaid, sold or participated out, the unamortized portion is recognized as income or expense at that time.
The policy for determining past due or delinquency status for all loan portfolio segments is based on the number of days past due or the contractual terms of the loan.
Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Loans are placed on nonaccrual status when timely collection of principal or interest in accordance with contractual terms is in question. The Company’s policy is to discontinue the accrual of interest on all loan segments when principal or interest payments become 90 days delinquent or sooner if management concludes that circumstances indicate borrowers may be unable to meet contractual principal or interest payments.
The Company performs a quarterly analysis of impaired loans for the commercial loan segments to include those loans risk rated substandard or worse, whose balance is $250,000 or greater. Additionally, the Company analyzes all residential and consumer loans for possible impairment when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.
If a residential or consumer loan is in non-accrual or is considered to be impaired, cash payments are applied first to interest income and then as a reduction of principal as specified in the contractual agreement, unless the collection of the remaining principal amount due is considered doubtful. However, if the residential or consumer loan has also been written down the payments are instead applied to principal until the remaining principal amount due is expected to be collected.
For the commercial portfolio segments, if a loan is in non-accrual cash payments are applied first to interest income and then as a reduction of principal as specified in the contractual agreement, unless the collection of the remaining principal amount due is considered doubtful. However, if the loan is considered impaired then interest payments are applied to principal until the remaining principal amount due is expected to be collected.
For residential, consumer and commercial loans if the collection of the remaining principal amount due is considered doubtful, then cash payments received would be applied first solely to principal until the remaining principal amount due is expected to be collected and then as a recovery of any charge-off, if applicable, followed by recording interest income. If ultimately collected, such interest for all loan segments is credited to income when received. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management concern no longer exists as to the collectability of principal and interest.

Allowance for Loan Losses
The adequacy of the allowance for loan losses is regularly evaluated by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and other pertinent factors. The provision for loan losses charged to expense is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses inherent in the loan portfolio. Loan losses are charged against the allowance when management believes the collectability of the principal balance outstanding is unlikely. The Bank evaluates the allowance for loan loss requirements through separate analyses of its impaired and non-impaired loans.
Impaired loans are analyzed in accordance with impairment guidance within FASB ASC 310 - Receivables, for which there is a specific allocation of the allowance for loans losses. A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Further information relating to impaired loans for which there is an allowance for loan loss allocation can be found in Note 5 of the Notes to Consolidated Financial Statement.
The balance of the portfolio, the non-impaired loans, are analyzed under the guidelines of FASB ASC 450 — Contingencies, using a measurement of estimated credit losses based on historical loss rates adjusted for qualitative and environmental factors. The qualitative and environmental factors include but are not limited to 1) estimated embedded losses in non-performing loans and criticized loans not impaired 2) estimated losses in high risk residential mortgages and home equity loans and lines of credit 3) increased portfolio delinquencies 4) changes in risk ratings and 5) macro economic conditions, including unemployment, consumer confidence, and current real estate market conditions.
Residential loans and consumer loans, which primarily consist of home equity loans and lines of credit are first reviewed for impairment based on current information and events. The analysis to measure impairment is based on the loans observable market price, or the fair value of the collateral less costs to sell. A reserve is created if the measure of the impaired loan is less than the recorded investment in the loan. The Bank then considers other qualitative and environmental factors, including but not limited to the levels and trends in delinquencies, levels and trends in charge-offs and recoveries, trends in volume and terms of loans, current economic and market conditions, changes in underwriting and historical loss rates. Charge-offs against the allowance for loan losses are taken on loans when the Bank determines that the collection of the full loan balance is unlikely.
Commercial real estate, commercial construction and commercial business and commercial finance loans are first reviewed for impairment based on current information and events. The analysis to measure impairment will use one of the following; the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral less costs to sell. A reserve is created if the measure of the impaired loans is less than the recorded investment in the loans. The Bank then considers other qualitative and environmental factors, including but not limited to levels and trends in delinquencies, levels and trends in charge-offs and recoveries, trends in volume and terms of loans, current economic and market conditions, changes in underwriting, levels of criticized and classified assets and risk ratings, internal and external portfolio reviews and historical loss rates. Charge-offs against the allowance for loan losses are taken on loans when the Bank determines that the collection of the full loan balance is unlikely.
While management uses the best available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.
The allowance is an estimate, and ultimate losses may vary from management’s estimate. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period. There have been no changes in accounting policies or methodology related to the allowance calculation from the prior period.
Loan Servicing Rights
The Company capitalizes servicing rights for loans sold based on the relative fair value which is allocated between the servicing rights and the loans (without servicing rights).
The cost basis of loan servicing rights is amortized on a level yield basis over the period of estimated net servicing revenue and such amortization is included in the consolidated statement of income as a reduction of loan servicing fee income. Servicing rights are evaluated for impairment by comparing their aggregate carrying amount to their fair value. The fair value of loan servicing rights is estimated using a present value cash flow model. The most important assumptions used in the valuation model are the anticipated rate of loan prepayments and discount rates. All assumptions are based on standards used by market participants. An independent appraisal of the fair value of the Company’s loan servicing rights is obtained as necessary, but at least annually and is used by management to evaluate the reasonableness of the fair value estimates. For interim quarters, management analyzes the current variables and assesses the need for an independent appraisal. Impairment is recognized as an adjustment to loan and servicing income.

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method using the estimated lives of the assets. Estimated lives are 5 to 40 years for building and improvements and 3 to 10 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases or the life of the asset, whichever is shorter. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renovations are capitalized.
Bank Owned Life Insurance
Bank owned life insurance (“BOLI”) represents life insurance on certain employees who have consented to allow the Bank to be the beneficiary of those policies. BOLI is recorded as an asset at cash surrender value. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other non-interest income and are not subject to income tax. Management reviews the financial strength of the insurance carriers on a quarterly basis and BOLI with any individual carrier is limited to 15% of capital plus reserves.
Goodwill and Identifiable Intangible Assets
The assets (including identifiable intangible assets) and liabilities acquired in a business combination are recorded at fair value at the date of acquisition. Goodwill is recognized for the excess of the acquisition cost over the fair values of the net assets acquired and is not subsequently amortized. Identifiable intangible assets are subsequently amortized on a straight-line or accelerated basis, over their estimated lives. Management assesses the recoverability of goodwill at least on an annual basis and all intangible assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If carrying amount exceeds fair value an impairment charge is recorded to income.
Income Taxes
The Company files a consolidated federal tax return and various combined and separate Company state tax returns. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets are also recognized for available tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when temporary differences and carryforwards are realized or settled.
The deferred tax asset is subject to reduction by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realization of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense or in certain limited circumstances to equity.
Income tax expense includes the amount of taxes payable for the current year, and the deferred tax benefit or expense for the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
The Company is required to make a determination of an inventory of tax positions (federal and state) for which the sustainability of the position, based upon the technical merits, is uncertain. The Company regularly evaluates all tax positions taken and the likelihood of those positions being sustained. If management is highly confident that the position will be allowed and there is a greater than 50% likelihood that the full amount of the tax position will be ultimately realized, the company recognizes the full benefit associated with the tax position. Additionally, interest and penalties related to uncertain tax positions are included as a component of income tax expense.
Trust Assets
The Bank had approximately $1.03 billion of assets under management at December 31, 2010 and 2009 in a fiduciary or agency capacity for customers. These assets are not included in the accompanying consolidated financial statements since they are not owned by the Bank. Trust income primarily consists of management fees based on the assets under management.

Pension and Other Postretirement Benefit Plans
The Company has a noncontributory pension plan covering substantially all employees who meet certain age and length of service requirements and who were employed by the Company prior to January 1, 2008. Pension costs related to this plan are based upon actuarial computations of current and future benefits for employees based on years of service and the employee’s highest career earnings over a five-year consecutive period. Costs are charged to non-interest expense and are funded in accordance with requirements of the Employee Retirement Income Security Act and the Pension Protection Act of 2006. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
In addition to the qualified plan, the Company has supplemental retirement plans for certain key officers. These plans, which are nonqualified, were designed to offset the impact of changes in the pension plan that limit benefits for highly compensated employees under qualified pension plans.
The Company also accrues costs related to postretirement healthcare and life insurance benefits, which recognizes costs over the employee’s period of active employment.
The discount rate is set for the retirement plans by reference to high quality long-term fixed income instrument yields. The discount rates were determined by applying the estimated cash flows of the Company’s retirement plans to the Citigroup Pension Liability Yield Curve. The Moody’s Aa long-term corporate bond index was also reviewed as a benchmark. The expected long-term rate of return on the assets held in our defined pension plan is based on market and economic conditions, the Plan’s asset allocation and other factors.
Based on our review of rates at December 31, 2010, separate discount rates were chosen for each type of benefit plan for the measurement of benefit obligations to better represent the actual plans. Discount rates as of December 31, 2010 were 5.35% for the defined benefit plan, 4.85% for the postretirement plan and 5.25% for the supplemental executive retirement benefit plan. As of December 31, 2009, the discount rates were 5.85% for the defined benefit plan, 5.50% for the postretirement plan and 5.75% for the supplemental executive retirement benefit plan. The expected long-term rate of return on the pension plan assets was 7.50% and 7.75% for December 31, 2010 and 2009, respectively. Under the provisions in FASB ASC 715, Compensation — Retirement Benefits, changes in the fair value of plan assets and the benefit obligation are recognized, net of tax, as an adjustment to other comprehensive income.
Stock-Based Compensation
The Company accounts for stock option and restricted stock awards in accordance with FASB ASC 718, Compensation — Stock Compensation. Pursuant to this guidance, the fair value of stock option and restricted stock awards, measured at grant date, is amortized to compensation expense on a straight-line basis over the vesting period.
Repurchase Agreements
Repurchase agreements are accounted for as secured borrowings since the Company maintains effective control over the transferred securities and the transfer meets the other criteria for such accounting. Securities are sold to a counterparty with an agreement to repurchase the same or substantially the same security at a specified price and date. The Company has repurchase agreements with commercial or municipal customers that are offered as a business banking service. Customer repurchase agreements are for a term of one day and are backed by the purchasers’ interest in certain U.S. Treasury Notes or other U.S. Government securities. The Company also has a single dealer repurchase agreement that was initiated as a means to manage the Company’s interest rate risk. The dealer repurchase agreement was issued for a term of five years and matures in 2012. The dealer repurchase agreement is collateralized by U.S. Government mortgage-backed securities. Obligations to repurchase securities sold are reflected as a liability in the Consolidated Balance Sheets. The Company does not record transactions of repurchase agreements as sales. The securities underlying the repurchase agreements remain in the available-for-sale investment securities portfolio.
Merger Related Charges
The Company accounts for acquisitions in accordance with FASB ASC 805, Business Combinations. Costs that do not meet the conditions for inclusion in the allocation of acquisition cost, costs for contemplated acquisitions and recurring costs related to prior acquisitions are expensed as incurred and are reported in non-interest expense as Merger Related Charges. These charges consist primarily of consulting, legal, system conversion, printing and advertising costs associated with acquired companies, acquisition targets and potential acquisition targets. Additionally, merger related charges in 2010 include costs associated with the impending acquisition of the Company by First Niagara Financial Group, Inc. (“First Niagara”), primarily consisting of legal, investment banking and compensation expenses.
Related Party Transactions
Directors and executive officers of the Company and its subsidiaries and their associates have been customers of and have had transactions with the Company, and management expects that such persons will continue to have such transactions in the future. See Note 5 of the Notes to Consolidated Financial Statements for further information with respect to loans to related parties.

Comprehensive Income
The purpose of reporting comprehensive income is to report a measure of all changes in an entity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income includes net income and certain changes in capital that are not recognized in the statement of income (such as changes in net unrealized gains and losses on securities available for sale). The Company has reported comprehensive income for the years ended December 31, 2010, 2009 and 2008 in the Consolidated Statement of Changes in Stockholders’ Equity. The components of comprehensive income are presented in Note 18 of the Notes to Consolidated Financial Statements.
Segment Reporting
The Company’s only business segment is Community Banking. During the years ended 2010, 2009 and 2008 this segment represented all the revenues and income of the consolidated group and therefore, is the only reported segment as defined by FASB ASC 820, Segment Reporting.
Earnings Per Share
Basic earnings per share (“EPS”) excludes dilution and is calculated by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock) were issued during the period. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for either basic or diluted earnings per share calculations.
Earnings per share for the years ended December 31, 2010, 2009 and 2008, can be found in Note 19 of the Notes to Consolidated Financial Statements.
2. Agreement and Plan of Merger
On August 18, 2010, the Company entered into a merger agreement whereby First Niagara will acquire the Company in a stock and cash transaction valued at $1.5 billion. If the merger agreement is approved and the merger is subsequently completed, NewAlliance will become a direct, wholly owned subsidiary of First Niagara. The shares of NewAlliance common stock owned by each NewAlliance stockholder will be converted, at the election of such stockholder, but subject to certain agreed adjustment, election and allocations procedures, into the right to receive one of the following:
•	for each NewAlliance share owned by such stockholder, $14.28 in cash, without interest (the “Cash Consideration”);

•	for each NewAlliance share owned by such stockholder, 1.10 shares of First Niagara common stock (the “Stock Consideration”); or

•	a combination of the Cash Consideration and the Stock Consideration.
As a result of the elective option, the acquisition consideration each Company shareholder elects to receive may be adjusted as necessary so that 86% of NewAlliance common stock will be converted to First Niagara common stock.
As a result of the merger, NewAlliance stockholders who receive Stock Consideration will become stockholders of First Niagara.
The Merger Agreement has been unanimously approved by the board of directors of each of the Company and First Niagara. The merger was approved by the Company’s shareholders at a special meeting of shareholders held on December 20, 2010. Subject to regulatory approvals and other customary closing conditions, the parties anticipate completing the merger early in the second quarter of 2011.
First Niagara is a Delaware corporation that provides a wide range of retail and commercial banking as well as other financial services. As of December 31, 2010, First Niagara had approximately $21.1 billion of assets, $13.1 billion in deposits and 257 branch locations across Upstate New York and Pennsylvania.

3. Changes in Accounting Principles and Effects of New Accounting Pronouncements
Receivables (Topic 310)
In January 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments in this update temporarily delay the effective date of disclosures about troubled debt restructurings in ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The effective date for the troubled debt restructuring disclosures will be aligned with the effective date for new guidance for determining what constitutes a troubled debt restructuring. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The adoption of ASU No. 2011-01 will not have a material impact on the financial statements as it impacts disclosures only.
In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The statement is intended to improve the transparency of financial reporting by requiring enhanced disclosures about a bank’s allowance for loan losses and the credit quality of its financing receivables (generally defined as loans and leases). The primary goal of the disclosure requirements is to provide more information about the credit risk in a bank’s portfolio of loans and how that risk is analyzed and assessed in arriving at the allowance for loan loss. The guidance is effective for public entities for annual and interim reporting periods ending on or after December 15, 2010. The adoption of ASU No. 2010-06 on December 31, 2010 did not have a material impact on the financial statements as it only impacted disclosures.
Business Combinations (Topic 805)
In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of this update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting only. This update also expands supplemental pro forma disclosures under Topic 805. These amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU No. 2010-29 will not have an impact on the financial statements as it affects disclosures only and will apply prospectively to future business combinations.
Intangibles — Goodwill and Other (Topic 350)
In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The objective of this update is to address questions about entities with reporting units with zero or negative carrying amounts because some entities concluded that Step 1 of the test is passed in those circumstances because the fair value of their reporting unit will generally be greater than zero. The amendments in this update modify Step 1 of the goodwill impairment test for reporting with zero or negative carrying amounts. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company’s reporting unit for goodwill impairment testing is greater than zero, therefore, ASU No. 2010-28 will not apply and there will be no impact on the financial statements.
Fair Value Measurements and Disclosures (Topic 820)
In February 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. The amendment to Topic 820, Fair Value Measurements and Disclosures, requires additional disclosures about fair value measurements including transfer in and out of Levels 1 and 2 and higher levels of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair values measurements, information about purchases, sales, issuances and settlements should be presented separately. The guidance was effective for annual and interim reporting periods beginning after December 15, 2009, except for the disclosure of information about sales, issuances and settlements on a gross basis for assets and liabilities classified as level 3, which is effective for reporting periods beginning after December 15, 2010. The adoption of ASU No. 2010-06 on January 1, 2010 did not have a material impact on the financial statements as it impacts disclosures only.

Investments — Debt and Equity Securities (Topic 320)
In April 2009, the FASB issued new guidance on the Recognition and Presentation of Other-Than-Temporary Impairments (FASB ASC 320-10), which amends FASB ASC 320, Investments — Debt and Equity Securities, to make the other-than-temporary impairment (“OTTI”) guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This guidance replaced the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. When an other-than-temporary impairment exists under this stated assertion, the amount of impairment related to the credit loss component would be recognized in earnings while the remaining amount would be recognized in other comprehensive income. This guidance provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this amendment does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. This new guidance does not amend existing recognition and measurement guidance for other-than-temporary impairments of equity securities. This guidance was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company did not elect early application and the adoption resulted in a $1.0 million cumulative effect adjustment, net of taxes, to increase retained earnings and decrease accumulated other comprehensive income as of April 1, 2009 for the non-credit component of debt securities for which an other-than-temporary impairment was previously recognized. Refer to Note 4 of the Notes to Consolidated Financial Statements for further information on the Company’s adoption of this guidance.
Transfers of Financial Assets (Topic 860)
In December 2009, the FASB issued ASU No. 2009-16 codifying the new guidance issued in June 2009 regarding the Transfer of Financial Assets. This guidance requires entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk in the assets. The guidance eliminates the concept of a qualifying special-purpose entity, changes the requirements for the derecognition of financial assets, and enhances the disclosure requirements for sellers of the assets. This guidance was effective for the fiscal year beginning after November 15, 2009. The adoption of ASU No. 2009-16 on January 1, 2010 did not have a material impact on the financial statements.
Consolidation (Topic 810)
In December 2009, the FASB issued ASU No. 2009-17 codifying the new guidance issued in June 2009 regarding Consolidations. The guidance requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (which would result in the enterprise being deemed the primary beneficiary of that entity and, therefore, obligated to consolidate the variable interest entity in its financial statements); to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to revise guidance for determining whether an entity is a variable interest entity; and to require enhanced disclosures that will provide more transparent information about an enterprise’s involvement with a variable interest entity. The guidance was effective for interim periods as of the beginning of the first annual reporting period beginning after November 15, 2009. The adoption of ASU No. 2009-17 on January 1, 2010 did not have a material impact on the financial statements.
Subsequent Events (Topic 855)
In February 2010, the FASB issued ASU 2010-09 for amendments to certain recognition and disclosure requirements. Among other things, this guidance retracts, for public entities, the requirement to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or were available to be issued. The portion of the ASU that addresses the disclosure of the date through which subsequent events have been evaluated, and that impacts the Company, was effective upon issuance.

4. Investment Securities
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2010 and 2009 are as follows:

	December 31, 2010				December 31, 2009
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Fair	Amortized	unrealized	unrealized	Fair
(In thousands)	cost	gains	losses	value	cost	gains	losses	value
Available for sale
U.S. Treasury obligations	$—	$—	$—	$—	$597	$—	$—	$597
U.S. Government sponsored enterprise obligations	476,552	4,620	(3,270)	477,902	198,692	1,621	(583)	199,730
Corporate obligations	8,098	587	—	8,685	8,139	378	—	8,517
Other bonds and obligations	15,141	139	(1,616)	13,664	14,625	127	(1,518)	13,234
Auction rate certificates	—	—	—	—	27,550	—	(2,755)	24,795
Marketable equity securities	8,096	45	—	8,141	8,567	216	—	8,783
Trust preferred equity securities	47,609	23	(12,311)	35,321	48,754	—	(15,458)	33,296
Private label residential mortgage-backed securities	19,634	8	(1,184)	18,458	23,871	—	(3,015)	20,856
Residential mortgage-backed securities	1,941,276	58,559	(10,123)	1,989,712	1,951,297	68,393	(1,643)	2,018,047

Total available for sale	2,516,406	63,981	(28,504)	2,551,883	2,282,092	70,735	(24,972)	2,327,855

Held to maturity
Residential mortgage-backed securities	267,482	9,191	(48)	276,625	230,596	11,360	—	241,956
Other bonds	8,390	256	—	8,646	10,170	243	(38)	10,375

Total held to maturity	275,872	9,447	(48)	285,271	240,766	11,603	(38)	252,331

Total securities	$2,792,278	$73,428	$(28,552)	$2,837,154	$2,522,858	$82,338	$(25,010)	$2,580,186

The securities portfolio is reviewed on a monthly basis for the presence of other-than-temporary impairment (“OTTI”). In accordance with OTTI guidance issued by the FASB in 2009, credit related OTTI for debt securities is recognized in earnings while non-credit related OTTI is recognized in other comprehensive income (“OCI”) if there is no intent to sell or will not be required to sell the security. If an equity security is deemed other-than-temporarily impaired, the full impairment is considered to be credit-related and a charge to earnings would be recorded.
During the three months ended December 31, 2010, September 30, 2010 and June 30, 2010, a pooled trust preferred security, which had a previous credit related impairment charge during 2009, was deemed to have additional credit related OTTI loss in the amounts of $250,000, $378,000 and $552,000, respectively. These credit related impairments were based on further declines in expected cash flows and were reclassified from other comprehensive income as they were previously recognized as non-credit related. Management utilizes nine cash flow scenarios received quarterly from the underwriter to analyze this security for potential OTTI. The nine scenarios cover various default rates, recovery rates and prepayment options over different time periods. Two of the nine cash flow analyses continue to indicate impairment over the life of the security, the driver of which is the recovery rate, modeled at 0%. Past history of the security indicates that there have not been any recoveries to date from securities that have defaulted. Based on these factors, management recorded a credit related impairment totaling $1.2 million during 2010. The credit impairments represent the average loss of the two negative cash flow analyses at each period. At December 31, 2010, the pooled trust preferred security had an amortized cost and fair value of approximately $247,000 and $221,000, respectively. There is no intent to sell nor is it more likely than not that the Company will be required to sell this security.

The following tables present the fair value of investments with continuous unrealized losses for less than one year and those that have been in a continuous loss position for more than one year as of December 31, 2010 and December 31, 2009. Of the securities summarized, 64 issues have unrealized losses for less than twelve months and 30 have unrealized losses for twelve months or more at December 31, 2010. This compares to a total of 72 issues that had an unrealized loss at December 31, 2009, of which 28 were in a continuous loss position for less than one year and 44 had unrealized losses for more than one year.

	December 31, 2010
	Less Than One Year		More Than One Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	value	losses	value	losses	value	losses

U. S. Government sponsored enterprise obligations	$145,594	$3,264	$1,513	$6	$147,107	$3,270
Corporate obligations	—	—	—	—	—	—
Other bonds and obligations	3,520	215	6,675	1,401	10,195	1,616
Auction rate certificates	—	—	—	—	—	—
Marketable equity securities	—	—	—	—	—	—
Trust preferred equity securities	—	—	32,798	12,311	32,798	12,311
Private label residential mortgage-backed securities	629	56	16,279	1,128	16,908	1,184
Residential mortgage-backed securities	455,243	10,171	—	—	455,243	10,171

Total securities with unrealized losses	$604,986	$13,706	$57,265	$14,846	$662,251	$28,552

	December 31, 2009
	Less Than One Year		More Than One Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	value	losses	value	losses	value	losses

U. S. Government sponsored enterprise obligations	$83,108	$542	$3,774	$41	$86,882	$583
Corporate obligations	—	—	—	—	—	—
Other bonds and obligations	7,500	1,556	—	—	7,500	1,556
Auction rate certificates	—	—	24,795	2,755	24,795	2,755
Marketable equity securities	—	—	—	—	—	—
Trust preferred equity securities	249	1,160	33,047	14,298	33,296	15,458
Private label residential mortgage-backed securities	—	—	20,856	3,015	20,856	3,015
Residential mortgage-backed securities	246,600	1,643	—	—	246,600	1,643

Total securities with unrealized losses	$337,457	$4,901	$82,472	$20,109	$419,929	$25,010

Management believes that no individual unrealized loss as of December 31, 2010 represents an other-than-temporary impairment, based on its detailed monthly review of the securities portfolio. Among other things, the other-than-temporary impairment review of the investment securities portfolio focuses on the combined factors of percentage and length of time by which an issue is below book value as well as consideration of issuer specific (present value of cash flows expected to be collected, issuer rating changes and trends, credit worthiness and review of underlying collateral), broad market details and the Company’s intent to sell the security or if it is more likely than not that the Company will be required to sell the debt security before recovering its cost. The Company also considers whether the depreciation is due to interest rates or credit risk. The following paragraphs outline the Company’s position related to unrealized losses in its investment securities portfolio at December 31, 2010.
The unrealized losses reported on residential mortgage-backed securities relate to securities issued by FNMA and FHLMC due to changes in market interest rates since the date purchased. The unrealized loss on private label residential mortgage-backed securities is primarily concentrated in one BBB rated private-label mortgage-backed security which is substantially paid down, well seasoned and of an earlier vintage that has not been significantly affected by high delinquency levels or vulnerable to lower collateral coverage as seen in later issued pools. Widening in non-agency mortgage spreads since the date purchased is the primary factor for the unrealized losses reported on private label residential mortgage-backed securities. None of the securities are backed by subprime mortgage loans and none have suffered losses. Other than the BBB rated security, there is one security rated AA and the remaining securities are AAA rated. Management reviewed the above factors and issuer specific data and concluded that the private-label mortgage-backed securities are not other-than-temporarily impaired.
The unrealized loss on other bonds and obligations primarily relates to a position in an adjustable rate mortgage mutual fund. During 2009, the Company recorded an OTTI loss of $816,000 on this adjustable rate mortgage mutual fund due to a decrease in the credit quality of the security coupled with a loss recognized by the fund. As of December 31, 2010, the investment carries a market value to book value ratio of 82.66%, a weighted average underlying investment credit rating of AAA and it continues to pay normal monthly dividends. There is no intent to sell nor is it more likely than not that the Company will be required to sell this security and management has therefore concluded that the fund experienced no further OTTI in the twelve months ended December 31, 2010.

Trust preferred securities include two pooled trust preferreds with an amortized cost of $4.9 million, one of which is rated BB and the other is rated CC at December 31, 2010. During 2009, the Company recorded a credit related impairment of $581,000 on the CC rated pooled trust preferred security based on a cash flow analysis and subsequent credit related impairments of $1.2 million during the twelve months ended December 31, 2010 as discussed above. The remaining $42.7 million of trust preferred securities are comprised of twelve “individual names” issues with the following ratings: $15.6 million rated A to A-, $25.6 million rated BBB- to BBB+ and $1.5 million rated BB. The unrealized losses reported for trust preferred securities relate to the financial and liquidity stresses in the fixed income markets and in the banking sector and are not reflective of individual stresses in the individual company names. The ratings on all of the issues with the exception of the CC rated pooled security have improved or remained the same since December 31, 2009. Additionally, there have not been any disruptions in the cash flows of these securities and all are currently paying the contractual principal and interest payments. A detailed review of the two pooled trust preferreds and the “individual names” trust preferred equity securities was completed by management. This review included an analysis of collateral reports, cash flows, stress default levels and financial ratios of the underlying issuers. Management reviewed the above factors and issuer specific data and concluded that after the OTTI loss recorded on the CC rated pooled trust preferred security, these securities are not other-than-temporarily impaired.
The Company has no intent to sell nor is it more likely than not that the Company will be required to sell any of the securities contained in the table during the period of time necessary to recover the unrealized losses, which may be until maturity.
The following table presents the changes in the credit loss component of the amortized cost of debt securities available for sale that have been written down for other-than-temporary impairment loss and recognized in earnings. The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses.

	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
(In thousands)	2010	2009

Balance, beginning of period	$1,397	$—
Additions:
Initial credit impairments which were not previously recognized as a component of earnings	—	1,207
Subsequent credit impairments	1,180	190

Reductions:
Securities sold	—	—

Balance, end of period	$2,577	$1,397

As of December 31, 2010, the amortized cost and fair values of debt securities and short-term obligations, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value

December 31, 2010
Due in one year or less	$27,727	$26,528	$2,205	$2,236
Due after one year through five years	96,927	99,476	5,185	5,410
Due after five years through ten years	372,678	371,794	—	—
Due after ten years	50,068	37,775	1,000	1,000

Mortgage-backed securities	1,960,910	2,008,170	267,482	276,625

Total debt securities	$2,508,310	$2,543,743	$275,872	$285,271

Securities with a fair value of approximately $944.5 and $673.8 million at December 31, 2010 and 2009, respectively, were pledged to secure public deposits, repurchase agreements and FHLB borrowings.

Proceeds from sales of available for sale securities for the years ending December 31, 2010, 2009 and 2008 were $55.0 million, $169.5 million and $286.3 million, respectively. The following is a summary of realized gains and losses on sales of securities available for sale during the periods presented:

	Debt Securities			Equity Securities
	Year Ended December 31,			Year Ended December 31,
(In thousands)	2010	2009	2008	2010	2009	2008

Realized gains	$2,139	$7,367	$5,814	$200	$—	$27
Realized losses	—	(53)	(20)	—	—	(1,297)
5. Loans
The composition of the Company’s loan portfolio, by segment, was as follows:

	December 31,
(In thousands)	2010	2009
Residential real estate	$2,535,060	$2,396,303
Commercial real estate	1,250,992	1,100,880
Commercial construction	110,486	132,370
Commercial and industrial	396,760	409,312
Commercial finance	113,739	1,899
Consumer	684,179	721,281

Total loans	5,091,216	4,762,045
Allowance for loan losses	(55,223)	(52,463)

Total loans, net	$5,035,993	$4,709,582

As of December 31, 2010 and 2009, the Company’s residential real estate loan portfolio segment and the majority of the consumer loan portfolio segment, which consists of home equity loans and equity lines of credit are collateralized by one-to-four family homes and condominiums, the majority of which are located in Connecticut and Massachusetts. The commercial real estate loan and commercial construction portfolio segments are collateralized primarily by multi-family, commercial and industrial properties located predominately in Connecticut and Massachusetts. A variety of different assets, including accounts receivable, inventory and property, plant and equipment, collateralize the majority of the commercial and industrial and commercial finance loan portfolio segments. The Company does not originate or directly invest in subprime loans.

Loan Delinquencies
The following table provides an age analysis of delinquent loans for the periods presented. Loans that are 90 days or more past due are on nonaccrual status. The Company does not have any loans that are delinquent 90 days or more and still accruing interest.

	At December 31, 2010
	30-59 Days Past	60-89 Days Past	90 days or more
(Dollars in thousands)	Due	Due	Past due	Total Past Due	Principal Balance
Residential real estate (one-to-four-family)	$7,559	$5,660	$46,633	$59,852	$2,535,060
Commercial real estate	743	893	18,803	20,439	1,250,992
Commercial construction
Commercial real estate construction	—	—	—	—	86,863
Residential development	—	—	2,398	2,398	23,623

Total commercial construction loans	—	—	2,398	2,398	110,486

Commercial and industrial	1,921	192	4,158	6,271	396,760
Commercial finance	—	—	—	—	113,739
Consumer
Home equity loans and home equity lines	1,448	500	2,846	4,794	672,337
Other consumer	182	126	45	353	11,842

Total consumer	1,630	626	2,891	5,147	684,179

Total	$11,853	$7,371	$74,883	$94,107	$5,091,216

	At December 31, 2009
	30-59 Days Past	60-89 Days Past	90 days or more
(Dollars in thousands)	Due	Due	Past due	Total Past Due	Principal Balance
Residential real estate (one-to-four-family)	$12,065	$3,859	$31,140	$47,064	$2,396,303
Commercial real estate	1,181	—	6,136	7,317	1,100,880
Commercial construction
Commercial real estate construction	—	1,309	—	1,309	103,119
Residential development	—	—	2,459	2,459	29,251

Total commercial construction loans	—	1,309	2,459	3,768	132,370

Commercial and industrial	1,104	63	8,497	9,664	409,312
Commercial finance	—	—	—	—	1,899
Consumer
Home equity loans and home equity lines	2,109	570	2,187	4,866	705,673
Other consumer	316	144	88	548	15,608

Total consumer	2,425	714	2,275	5,414	721,281

Total	$16,775	$5,945	$50,507	$73,227	$4,762,045

Allowance for Loan Losses
The following table provides a summary of activity in the allowance for loan losses for the periods presented:

	Year Ended December 31,
(In thousands)	2010	2009	2008
Balance at beginning of period	$52,463	$49,911	$43,813
Provisions charged to operations	17,000	18,000	13,400
Charge-offs
Residential real estate	4,516	3,368	611
Commercial real estate	4,235	3,101	926
Commercial construction	1,453	3,102	4,213
Commercial and industrial	4,403	6,547	1,973
Commercial finance	—	—	—
Consumer	1,168	1,156	1,090

Total charge-offs	15,775	17,274	8,813

Recoveries
Residential real estate	29	175	13
Commercial real estate	—	560	275
Commercial construction	38	—	—
Commercial and industrial	1,242	859	1,090
Commercial finance	—	—	—
Consumer	226	232	133

Total recoveries	1,535	1,826	1,511

Net charge-offs	14,240	15,448	7,302

Balance at end of period	$55,223	$52,463	$49,911

The tables below outline the components of the allocation of the allowance for loan losses by portfolio segment:
Loans individually evaluated for impairment:

	At December 31, 2010
		Reserve
(Dollars in thousands)	Principal Balance	Allocation
Residential real estate	$46,633	$1,682
Commercial real estate	18,506	1,509
Commercial construction	2,398	172
Commercial and industrial	2,848	133
Commercial finance	—	—
Consumer	2,891	355

Total	$73,276	$3,851

Loans collectively evaluated for impairment:

Residential real estate	$2,488,427	$12,865
Commercial real estate	1,232,486	17,731
Commercial construction	108,089	3,195
Commercial and industrial	393,911	10,724
Commercial finance	113,739	1,137
Consumer	681,288	3,061

Total	$5,017,940	$48,713

Unallocated	—	2,659

Total	$5,091,216	$55,223

The Company does not have any loans acquired with deteriorated credit quality.

Nonperforming Assets
Nonperforming assets include loans for which the Company does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, restructured loans due to a weakening in the financial condition of the borrower and other real estate owned. There were no accruing loans included in the Company’s nonperforming assets as of December 31, 2010 and 2009. As of December 31, 2010 and 2009, nonperforming assets were:

	At December 31,
(Dollars in thousands)	2010	2009
Nonaccrual loans

Residential (one- to four-family)	$46,633	$31,140
Commercial real estate	18,803	6,136
Commercial construction:
Commercial real estate construction	—	—
Residential development	2,398	2,459

Total commercial construction	2,398	2,459

Commercial and industrial	4,158	8,497
Commercial finance	—	—
Consumer:
Home equity loans and equity lines of credit	2,846	2,187
Other consumer	45	88

Total consumer	2,891	2,275

Total nonaccruing loans	74,883	50,507
Real estate owned	3,541	3,705
Total nonperforming assets	$78,424	$54,212

Troubled debt restructured loans included in nonaccrual loans above	$15,370	$3,294

For the years ended December 31, 2010, 2009 and 2008, had interest been accrued at contractual rates on nonaccrual and restructured loans, such income would have approximated $3.4 million, $2.8 million and $1.6 million, respectively. As of December 31, 2010, 2009 and 2008, no significant additional funds were committed to customers whose loans have been restructured or were nonperforming.
Impaired Loans
As of December 31, 2010, 2009 and 2008, the recorded investment in loans considered to be impaired was $73.3 million, $47.2 million and $22.9 million, respectively. The average recorded investment in impaired loans for the years ended December 31, 2010, 2009 and 2008 was $64.9 million, $47.6 million and $17.3 million, respectively. Interest income recognized on impaired loans was approximately $740,000, $569,000 and $786,000 for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, there were no commitments to lend additional funds for loans considered impaired.

The tables below state the recorded investment for impaired loans for which there is a specific related allowance for loan losses and loans for which there is no related allowance for loan losses as of December 31, 2010. Any impaired loan for which no specific valuation allowance was necessary at December 31, 2010 is the result of either sufficient cash flow or sufficient collateral coverage, or previous charge off amount that reduced the book value of the loan to an amount equal to or below the fair value of the collateral.
Impaired loans for which there is a specific related allowance for loan losses:

	At December 31, 2010
		Unpaid
	Recorded	Principal	Related
(Dollars in thousands)	Investment	Balance	Allowance
Residential real estate	$19,360	$22,482	$1,682
Commercial real estate	5,212	5,212	1,509
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	2,128	2,628	172
Commercial and industrial	791	791	133
Commercial finance	—	—	—
Consumer
Home equity loans and lines of credit	1,338	1,398	337
Other consumer	32	32	18

Total	$28,861	$32,543	$3,851

Impaired loans for which there is no related allowance for loan losses:

Residential real estate	$27,273	$27,955	$—
Commercial real estate	13,294	16,848	—
Commercial construction:
Commercial real estate construction	—	—	—
Residential development	270	270	—
Commercial and industrial	2,057	2,691	—
Commercial finance	—	—	—
Consumer
Home equity	1,508	1,508	—
Other consumer	13	13	—

Total	$44,415	$49,285	$—

Total impaired loans	$73,276	$81,828	$3,851

Impaired loans are measured based on either collateral values supported by appraisals, observed market prices or where potential losses have been identified and reserved accordingly.
Credit Quality
An internal risk rating system is used to monitor and evaluate the credit risk inherent in the commercial real estate, commercial construction, commercial and industrial and commercial finance loan portfolios. Under our internal risk rating system, we currently identify criticized loans as “special mention,” “substandard,” “doubtful” or “loss”. We use a numerical rating system of 6.0 through 9.0 which align with the federal regulatory risk rating definitions of special mention, substandard, doubtful and loss, respectively. Additionally, the Company has risk rating categories of 1.0 through 5.0 that fall into the federal regulatory risk rating of “pass”. A risk rating of 1.0 is assigned to those loans that are fully secured, while a loan that is rated 5.0 represents moderate risk.
On a quarterly basis, a Criticized Asset Committee composed of senior officers meet to review Criticized Asset Reports on commercial real estate, commercial construction, commercial and industrial and commercial finance loans that are risk rated special mention, substandard, or doubtful. The reports and the committee focus on the current status, strategy, financial data, and appropriate risk rating of the criticized loan. The risk ratings are subject to change based on the committee’s review and approval. In addition to the internal review, semi-annually, the Bank engages a third party to conduct a review of the commercial, commercial real estate and commercial construction loan portfolios. The primary purpose of the third party review is to evaluate the loan portfolio with respect to the risk rating profiles. Rating differences between the third party review and the internal review are discussed and rating classifications are adjusted accordingly.

The table below outlines commercial real estate, commercial real estate construction, residential development, commercial and industrial and commercial finance loans by risk rating:

	At December 31, 2010
		Commercial	Residential
	Commercial	Real Estate	Development		Commercial
(Dollars in thousands)	Real Estate	Construction	Construction	Commercial	Finance	Total Loans

Pass	$1,146,524	$75,545	$3,617	$358,281	$83,290	$1,667,257
Special Mention	64,077	11,318	968	23,779	30,449	130,591
Substandard	39,891	—	19,038	14,553	—	73,482
Doubtful	500	—	—	147	—	647

Total	$1,250,992	$86,863	$23,623	$396,760	$113,739	$1,871,977

Within the residential, home equity loan and equity line and other consumer loan portfolios, management uses an early warning technique to more closely monitor credit deterioration and potential nonperforming loans. The Company uses the latest available FICO score ranges (rescored quarterly) as an indicator of the credit quality of the borrower. The Company considers loans with a FICO score less than 620 to be higher-risk. Once identified, the higher-risk loans are then reviewed by the Special Assets Department to determine what, if any, action should be taken to mitigate possible loss exposure.
The table below displays our residential real estate, home equity loans and equity lines of credit and other consumer loans by the FICO scores:

	At December 31, 2010
		Home equity loans
	Residential	and equity lines of	Other consumer
(Dollars in thousands)	real estate	credit	loans	Total loans
FICO Range:
< 600	$113,746	$29,785	$2,173	$145,704
600-619	24,827	8,332	286	33,445
620-639	32,199	12,430	696	45,325
640-659	44,584	16,081	336	61,001
660-679	60,524	18,054	450	79,028
680-699	117,849	35,866	985	154,700
700-719	164,087	47,737	1,143	212,967
720-739	191,633	55,443	822	247,898
740-759	287,072	69,757	824	357,653
760-779	433,792	93,942	1,088	528,822
780-799	550,746	130,306	907	681,959
> 800	473,069	151,742	1,385	626,196
no score	6,577	505	259	7,341

Total	$2,500,705	$669,980	11,354	$3,182,039

The table above excludes net unamortized loan origination costs and fees and residential construction loans.
Loan Servicing Rights
The components of loan servicing rights are as follows:

	Year Ended December 31,
(In thousands)	2010	2009	2008
Loan servicing rights
Balance at beginning of year	$2,063	$3,001	$3,776
Additions	194	295	392
Amortization	(651)	(711)	(767)
Impairment adjustment	—	(522)	(400)

Balance at end of period	$1,606	$2,063	$3,001

The fair value of the capitalized loan servicing rights is approximately $640,000 and $550,000 greater than its carrying value at December 31, 2010 and 2009, respectively. The Company services residential real estate mortgage loans that it has sold without recourse to third parties. Although the Company continues to have a portfolio of serviced residential real estate loans, NewAlliance began selling the majority of residential real estate loans in the secondary market on a servicing released basis in 2007. The Company is also involved in the SBA loan secondary market. The Company currently sells the guaranteed portion of SBA loans that meet certain criteria while retaining the servicing rights. The aggregate of all loans serviced for others approximates $281.6 and $319.6 million as of December 31, 2010 and 2009, respectively.
Related Party Loans
As of December 31, 2010 and 2009, outstanding loans to related parties totaled approximately $89,000 and $91,000, respectively. Related parties include directors and executive officers of the Company and its subsidiaries and their respective affiliates in which they have a controlling interest, immediate family members and owners of 10% or more of the Company’s stock. For the years ended December 31, 2010 and 2009, all related party loans were performing.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
6. Premises and Equipment
As of December 31, 2010 and 2009, premises and equipment consisted of:

	December 31,
(In thousands)	2010	2009

Land and land improvements	$7,165	$7,165
Buildings	75,034	73,265
Furniture and equipment	58,101	51,920
Leasehold improvements	15,794	14,791

	156,094	147,141
Less accumulated depreciation and amortization	(96,363)	(90,058)

Premises and equipment, net	$59,731	$57,083

Total depreciation and amortization expenses amounted to $6.4 million, $6.3 million and $6.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.
7. Goodwill and Identifiable Intangible Assets
The changes in the carrying amount of goodwill and identifiable intangible assets for the years ended December 31, 2010 and 2009 are summarized as follows:

		Total
		Identifiable
		Intangible
(In thousands)	Goodwill	Assets
Balance, December 31, 2008	$527,167	$43,860

Amortization expense	—	(8,501)

Balance, December 31, 2009	$527,167	$35,359

Amortization expense	—	(7,811)

Balance, December 31, 2010	$527,167	$27,548

Estimated amortization expense for the year ending:
2011		7,556
2012		7,556
2013		7,461
2014		3,617
2015		982
Thereafter		376
There were no impairments recorded for goodwill and identifiable intangible assets since inception.
The components of identifiable intangible assets are core deposit and customer relationships and had the following balances at December 31, 2010:

	Original		Balance
	Recorded	Cumulative	December 31,
(In thousands)	Amount	Amortization	2010

Core deposit and customer relationships	$86,908	$59,360	$27,548

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
8. Other Assets
Components of other assets are as follows:

	December 31,
(In thousands)	2010	2009
Deferred tax asset, net	$22,044	$14,078
Accrued interest receivable	32,028	33,078
Investments in limited partnerships and other investments	11,328	8,003
Receivables arising from securities transactions	14,673	14,165
Prepaid FDIC assessments	19,091	26,001
All other	16,173	18,616

Total other assets	$115,337	$113,941

9.	Deposits
A summary of deposits by account type is as follows:

	December 31,
(In thousands)	2010	2009
Savings	$1,679,821	$1,817,787
Money market	1,019,592	790,453
NOW	408,432	400,176
Demand	617,039	534,180
Time	1,514,491	1,481,446

Total deposits	$5,239,375	$5,024,042

A summary of time deposits by remaining period to maturity is as follows:

	December 31,
(In thousands)	2010	2009
Within three months	$195,851	$520,129
After three months, but within one year	624,386	541,770
After one year, but within three years	476,424	322,081
After three years	217,830	97,466

Total time deposits	$1,514,491	$1,481,446

As of December 31, 2010 and 2009 time deposits in denominations of $100,000 or more were approximately $556.7 and $478.1 million, respectively. Interest expense paid on these deposits was approximately $10.0 million, $14.2 million and $19.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
10. Borrowings
The following is a summary of the Company’s borrowed funds:

	December 31,	Weighted	December 31,	Weighted
(In thousands)	2010	Average Rate	2009	Average Rate
FHLB advances (1)	$2,113,813	2.64%	$1,755,533	4.15%
Repurchase agreements	106,629	1.29	112,095	2.55
Mortgage loans payable	1,001	4.28	1,165	4.66
Junior subordinated debentures issued to affiliated trusts (2)	21,135	3.92	21,135	3.88

Total borrowings	$2,242,579	2.59%	$1,889,928	4.05%

(1)	Includes fair value adjustments on acquired borrowings, in accordance with purchase accounting standards of $1.9 million and $3.1 million at December 31, 2010 and December 31, 2009, respectively.

(2)
The trusts were organized to facilitate the issuance of “trust preferred” securities. The Company acquired these subsidiaries when it acquired Alliance Bancorp of New England, Inc. and Westbank Corporation, Inc. The affiliated trusts are wholly-owned subsidiaries of the Company and the payments of these securities are irrevocably and unconditionally guaranteed by the Company.

The acquisition fair value adjustments (premiums) are being amortized as an adjustment to interest expense on borrowings over their remaining term using the level yield method.
The following schedule presents the contractual maturities of the Company’s borrowings as of December 31, 2010:

(In thousands)	2011	2012	2013	2014	2015	2016 +	Total
FHLB advances (1)	$615,417	$513,311	$519,994	$171,896	$58,131	$233,185	$2,111,934
Repurchase agreements	81,629	25,000	—	—	—	—	106,629
Mortgage loans payable	—	—	1,001	—	—	—	1,001
Junior subordinated debentures issued to affiliated trusts	—	—	—	—	—	21,135	21,135

Total borrowings	$697,046	$538,311	$520,995	$171,896	$58,131	$254,320	$2,240,699

(1)	Balances are contractual maturities and exclude $1.9 million in fair value adjustments on acquired balances.
FHLB advances are secured by the Company’s investment in FHLB Boston stock, a blanket security agreement and other eligible investment securities. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans. Investment securities currently maintained as collateral are all U.S. Agency hybrid adjustable rate mortgage-backed securities. At December 31, 2010 and 2009, the Bank was in compliance with the FHLB collateral requirements. At December 31, 2010, the Company could borrow immediately an additional $188.9 million from the FHLB, inclusive of a line of credit of approximately $20.0 million. Additional borrowing capacity of approximately $1.51 billion would be readily available by pledging additional eligible securities as collateral. At December 31, 2010, all of the Company’s $2.11 billion outstanding FHLB advances were at fixed rates ranging from .31% to 8.17%, which includes $300.0 million with original maturity dates of one year or less. The weighted average rate for all FHLB advances at December 31, 2010 was 2.69%. The Company also has borrowing capacity at the FRB’s discount window, which was approximately $90.1 million as of December 31, 2010, all of which was available on that date. Repurchase agreements with commercial or municipal customers or dealer/brokers are secured by the Company’s investment in specific issues of agency mortgage-backed securities and agency obligations in the amount of $118.6 million and $41.5 million, respectively, as of December 31, 2010. Repurchase agreement lines of credit with four large broker-dealers totaled $200.0 million at December 31, 2010, with $175.0 million available.
11. Pension and Other Postretirement Benefit Plans
Defined Benefit and Other Postretirement Plans
The Company provides various defined benefit and other postretirement benefit plans (postretirement health and life insurance benefits) to substantially all employees hired prior to January 1, 2008. The Company also has supplemental retirement plans (the “Supplemental Plans”) that provide benefits for certain key executive officers. Benefits under the supplemental plans are based on a predetermined formula and are reduced by other benefits. The liability arising from these plans is being accrued over the participants’ remaining periods of service so that at the expected retirement dates, the present value of the annual payments will have been expensed.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The following table sets forth changes in the benefit obligation, changes in Plan assets and the funded status of the Plans for the periods ended December 31, 2010 and 2009. The table also provides a reconciliation of the Plan’s funded status and the amounts recognized in the Company’s consolidated balance sheets.

			Supplemental
			Executive		Other Postretirement
	Qualified Pensions		Retirement Plans		Benefits
(In thousands)	2010	2009	2010	2009	2010	2009
Change in benefit obligation
Projected benefit obligation at beginning of year	$103,029	$96,108	$12,347	$12,628	$6,036	$5,965
Service cost	3,412	3,235	597	440	246	219
Interest cost	5,886	5,721	667	772	321	357
Plan participant contributions	—	—	—	—	330	320
Plan amendments	—	—	—	—	—	—
Actuarial loss (gain)	5,113	2,559	2,288	2,201	(940)	(210)
Benefits paid	(4,847)	(4,594)	(3,340)	(3,694)	(594)	(615)

Projected benefit obligation at end of year	112,593	103,029	12,559	12,347	5,399	6,036

Change in plan assets
Fair value of plan assets at beginning of year	92,522	76,935	—	—	—	—
Actual return on plan assets	10,733	20,181	—	—	—	—
Employer contributions	—	—	3,340	3,694	264	295
Plan participant contributions	—	—	—	—	330	320
Benefits paid and administrative expenses	(4,847)	(4,594)	(3,340)	(3,694)	(594)	(615)

Fair value of plan assets at end of year	98,408	92,522	—	—	—	—

Funded status at measurement date and net amount recognized in Company’s consolidated balance sheets	$(14,185)	$(10,507)	$(12,559)	$(12,347)	$(5,399)	$(6,036)

Accumulated benefit obligation	$103,411	$94,880	$(9,476)	$(9,860)	$(5,399)	$(6,036)

The following table presents the amounts recognized in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit cost as of December 31, 2010 and 2009.

			Supplemental Executive		Other Postretirement
	Qualified Pension		Retirement Plans		Benefits
(In thousands)	2010	2009	2010	2009	2010	2009

Transition obligation	$—	$—	$—	$—	$—	$33
Prior service cost	273	308	29	33	—	—
Actuarial loss (gain)	15,379	15,471	176	12	(1,261)	(758)

Unrecognized components of net periodic benefit cost in accumulated other comprehensive income, net of tax	$15,652	$15,779	$205	$45	$(1,261)	$(725)

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The components of net periodic pension cost for the periods indicated were as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Qualified pension
Service cost — benefits earned during the period	$3,412	$3,235	$3,150
Interest cost on projected benefit obligation	5,886	5,721	5,451
Expected return on plan assets	(6,772)	(6,965)	(7,191)
Amortization and deferral	54	53	51
Recognized net loss	1,295	816	—

Net periodic pension cost	$3,875	$2,860	$1,461

Supplemental retirement plans
Service cost — benefits earned during the period	$597	$440	$538
Interest cost on projected benefit obligation	667	772	706
Amortization and deferral	7	7	7
Recognized net loss	2,033	2,143	213

Net periodic benefit cost	$3,304	$3,362	$1,464

Other postretirement benefits
Service cost — benefits earned during the period	$246	$219	$196
Interest cost on projected benefit obligation	321	357	372
Amortization and deferral	52	52	52
Recognized net gain	(160)	(172)	(80)

Net periodic benefit cost	$459	$456	$540

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are as follows:

		Supplemental
		Executive	Other
	Qualified	Retirement	Postretirement
(In thousands)	Pension	Plans	Benefits

Transition obligation	$—	$—	$—
Prior service cost	54	7	—
Actuarial loss (gain)	2,013	8	(215)
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid.

			Other
	Qualified	Nonqualified	Postretirement
(In thousands)	Pensions	Pensions	Benefits
2011	5,091	697	318
2012	5,299	1,353	315
2013	5,615	1,545	319
2014	5,938	871	338
2015	6,240	897	368
2016 - 2019	36,939	7,323	2,167

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Significant actuarial assumptions used to determine the actuarial present value of the projected obligation were as follows:

			Supplemental Executive		Other Postretirement
	Qualified Pension		Retirement Plans		Benefits
	2010	2009	2010	2009	2010	2009

Discount rate	5.35%	5.85%	5.25%	5.75%	4.85%	5.50%
Rate of compensation increase	3.50	3.50	3.50	3.50	n/a	n/a
Significant actuarial assumptions used to determine the net periodic benefit cost were as follows:

			Supplemental Executive		Other Postretirement
	Qualified Pension		Retirement Plans		Benefits
	2010	2009	2010	2009	2010	2009

Discount rate	5.85%	6.10%	5.25%	5.75%	5.50%	6.25%
Expected return on plan assets	7.75	7.75	n/a	n/a	n/a	n/a
Rate of compensation increase	3.50	3.50	3.50	3.50	n/a	n/a
Assumed health care cost trend rates at December 31,

	2010	2009
Health care cost trend rate assumed for next year	10.00%	10.00%
Rate that the cost trend rate gradually declines to	5.00	5.00
Year that the rate reaches the rate it is assumed to remain at	2020	2019
Effect of one percentage change in assumed health care cost trend rates in 2010

	1% Increase	1% Decrease
Effect on total service and interest components	$41,939	$(36,213)
Effect on postretirement benefit obligation	291,836	(256,787)
Investment Strategy and Asset Allocations
Plan assets are to be managed within an ERISA framework so as to provide the greatest probability that the following long-term objectives for the qualified pension plan are met in a prudent manner.
•
Ensure that there is an adequate level of assets to support benefit obligations to participants and retirees over the life of the Plan, taking into consideration the nature and duration of Plan liabilities.

•	Maintain liquidity in Plan assets sufficient to cover ongoing benefit payments.
•	Manage volatility of investment results in order to achieve long-term Plan objectives and to minimize level and volatility of pension expenses.
It is recognized that the attainment of these objectives is, for any given time period, largely dictated by the returns available from the capital markets in which Plan assets are invested.
The asset allocation of Plan assets reflects the Company’s long-term return expectations and risk tolerance in meeting the financial objectives of the Plan. Plan assets should be adequately diversified by asset class, sector and industry to reduce the downside risk to total Plan results over short-term time periods, while providing opportunities for long-term appreciation.
The following table summarizes the Plan’s weighted-average asset allocation for the periods indicated and the Plan’s long-term asset allocation structure.

	Actual percentage of fair value		Allocation
Asset Class	2010	2009	Range
Equity securities	67.1%	70.3%	49 - 78%
Debt securities	27.2	27.1	25 - 40
Cash	5.7	2.6	0 - 5

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Cash held by a particular manager will be viewed as belonging to the asset class in which the manager primarily invests. It is expected that individual managers over time will exceed the median return of the appropriate manager universe composed of professionally managed institutional funds in the same asset class and style.
Rebalancing and Investment of New Contributions
These asset allocation ranges are guidelines and deviations may occur periodically as a result of market movements. In order to balance the benefits of rebalancing with associated transaction costs, assets will be rebalanced if they are outside the range noted above based on quarter-end market values. In addition, the Compensation Committee reserves the right to rebalance at any time it deems necessary and prudent. New contributions to the Plan assets will be invested in a manner that rebalances the Plan assets to the greatest extent possible.
Plan Contributions
The Company plans to contribute $697,000 to the SERP and $318,000 to its other postretirement plan in 2011. The Company does not expect to contribute to the defined benefit pension plan in 2011.
Plan Assets
Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. In accordance with FASB ASC 820, the fair value estimates are measured within the fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:
Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The fair value of the Company’s pension plan assets at December 31, 2010 and 2009 by asset category are listed in the tables below.

	December 31, 2010
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Cash and Cash equivalents	$5,621	$5,621	$—	$—
Equity Securities			—	—
U.S. Companies	23,391	23,391	—	—
International Companies	2,338	2,338	—	—
Mutual Funds
Equity Mutual Funds	29,248	29,248	—	—
Fixed Income Mutual Funds	11,151	—	11,151	—
Interests in Collective Trusts				—
Equity Investments	11,054	—	11,054	—
Fixed Income Investments	2,440	—	2,440	—
Real Estate Investments	278	—	278	—
US Government and State Agency Obligations	4,839	3,485	1,354	—
Corporate Bonds	7,470	—	7,470	—
Annuities	578	—	578	—

Total Investments	$98,408	$64,083	$34,325	$—

	December 31, 2009
		Quoted Prices
		in Active
		Markets for	Significant	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Cash and Cash equivalents	$2,436	$2,436	$—	$—
Equity Securities			—	—
U.S. Companies	21,760	21,760	—	—
International Companies	1,842	1,842	—	—
Mutual Funds
Equity Mutual Funds	24,635	24,635	—	—
Fixed Income Mutual Funds	9,373	—	9,373	—
Interests in Collective Trusts				—
Equity Investments	16,789	—	16,789	—
Fixed Income Investments	962	—	962	—
Real Estate Investments	230	—	230	—
US Government and State Agency Obligations	3,057	2,005	1,052	—
Corporate Bonds	10,503	—	10,503	—
Annuities	935	—	935	—

Total Investments	$92,522	$52,678	$39,844	$—

Cash and Cash equivalents: Carrying value is assumed to represent fair value for cash and short-term investments.
Equity Securities: Included in this category are exchange-traded common and preferred shares invested in the retail, energy, financial, health care, industrial, technology, materials and utility sectors. The fair value of the securities are based on quoted market prices of identical securities in active markets and therefore are classified as Level 1 in the fair value hierarchy.
Equity Mutual Funds: Fair value of the fund is based upon the fair value of the underlying equity securities. The fair value of the underlying equity securities are based on quoted market prices of identical securities in active markets and therefore are classified as Level 1 in the fair value hierarchy.
Fixed Income Mutual Funds: Fair value of the fund is based upon the fair value of the underlying debt securities. The fair value of the underlying debt securities are based on quoted market prices of similar securities or estimated using pricing models (i.e. matrix pricing) using observable market inputs and therefore are classified as Level 2 in the fair value hierarchy.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Interest in Collective Trusts: This category includes investments in equity, fixed income and real estate funds by a collective trust. The fair value of investments in collective trust funds are measured as the fair value of the ownership interest in the fund, which may not always be the fair value of the underlying net assets of the collective investment trust. The net asset value per unit of a collective investment trust is a primary input into the valuation of ownership interest in a collective investment trust. In addition, consideration is given to specific rights or obligations that pertain to the investments. Based on the observability of prices or inputs used to value the underlying portfolio instruments, investments in collective trusts are classified as Level 2 of the fair value hierarchy.
U.S. Government and State Agency Obligations: Included in this category are government and municipal obligations. The U.S. government obligations are measured at fair value based on quoted prices for identical securities in active markets are classified as Level 1 of the fair value hierarchy. The municipal obligations are measured at fair value based on pricing models using benchmark yields and spreads and therefore are classified Level 2 in the fair value hierarchy.
Corporate Obligations: Included in this category are investments in corporate bonds where the fair values are estimated by using pricing models (i.e. matrix pricing) with observable market inputs including recent transactions and/or benchmark yields or quoted prices of securities with similar characteristics and are therefore classified within Level 2 of the valuation hierarchy.
Annuities: This category consists of a guaranteed deposit account issued by Prudential Retirement Insurance and Annuity Company. Classification within the fair value hierarchy is based on the fair value of the underlying investments of the annuity which are primarily comprised of publicly traded and privately placed debt securities, corporate obligations, mortgage backed securities, money market accounts, and equity securities. The fair value of these underlying securities are based on quoted prices in an active market, pricing models, or quoted prices of securities with similar characteristics. The portion of the portfolio with fair values based on pricing models is approximately 95%, comprised of fixed income debt securities and mortgage backed securities. The remaining portion of the portfolio primarily uses quotable market prices for identical securities (i.e. Level 1). As the primary inputs in deriving fair value of the investments in the portfolio are Level 2 inputs, the fair value of the annuity has been classified as Level 2 in the fair value hierarchy.
Savings and Profit Sharing Plans
The NewAlliance Bank 401(k) Savings Plan (the “Savings Plan”) is a tax qualified defined contribution plan with a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. The Savings Plan currently provides participants with savings and retirement benefits based on employee deferrals of compensation and a matching feature provided through the Company’s ESOP.
There have been no voluntary cash contributions made by the Bank to the Savings Plan maintained for employees meeting certain eligibility requirements for the years ended December 31, 2010, 2009 and 2008.
In connection with its conversion to a state-chartered stock bank, the Company established an employee stock ownership plan (“ESOP”) to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $109.7 million of a $112.0 million line of credit from the Company and used the funds to purchase 7,454,562 shares of common stock in the open market subsequent to the subscription offering. Loan payments are made quarterly principally from the Bank’s discretionary contributions to the ESOP. The unallocated ESOP shares are pledged as collateral on the loan which has a maturity date of March 31, 2034.
At December 31, 2010, the loan had an outstanding balance of $95.1 million and an interest rate of 4.0%. The Company accounts for its ESOP in accordance with FASB ASC 718-40, Compensation — Stock Compensation. Under this guidance, unearned ESOP shares are not considered outstanding for purposes of computing earnings per share and are shown as a reduction of stockholders’ equity as unearned compensation. The Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they are committed to be released. To the extent that the fair value of the Company’s ESOP shares differs from the cost of such shares, this differential will be credited to equity. The Company will receive a tax deduction equal to the cost of the shares released. As the loan is internally leveraged, the loan receivable from the ESOP to the Company is not reported as an asset nor is the debt of the ESOP shown as a liability in the Company’s financial statements. Dividends on unallocated shares are used to pay the ESOP debt. The ESOP compensation expense for the years ended December 31, 2010, 2009, and 2008 was approximately $3.1 million, $2.9 million and $3.2 million, respectively. The amount of loan repayments made by the ESOP is used to reduce the unallocated common stock held by the ESOP.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The ESOP shares as of December 31, 2010 were as follows:

Shares released for allocation	1,661,029
Unreleased shares	5,793,533

Total ESOP shares	7,454,562

Market value of unreleased shares at December 31, 2010 (in thousands)	$86,787

In April of 2004, the Company also established a supplemental profit sharing plan and a supplemental ESOP (the “Supplemental Savings Plans”) that provide benefits for certain key executive officers, which are unfunded. Compensation expense related to the Supplemental Savings Plans was $203,000, $147,000 and $9,000 for the years ended December 31, 2010, 2009, and 2008, respectively.
Under the terms of the merger agreement with First Niagara, the Company will terminate the ESOP immediately prior to the time the merger becomes effective. The Company will take all necessary actions to extinguish the balance of the ESOP loan as of the merger closing date.
12. Stock-Based Compensation
The Company provides compensation benefits to employees and non-employee directors under its 2005 Long-Term Compensation Plan (the “LTCP”) which was approved by shareholders. The Company accounts for stock-based compensation using the fair value recognition provisions of FASB ASC 718, Compensation — Stock Compensation. Pursuant to this guidance, the fair value of stock option and restricted stock awards, measured at grant date, is amortized to compensation expense on a straight-line basis over the vesting period or over the requisite service period for awards expected to vest.
The LTCP allows for the issuance of up to 11.4 million Options or Stock Appreciation Rights and up to 4.6 million Stock Awards or Performance Awards. During the year ended December 31, 2010, a mix of stock options, restricted stock and performance-based restricted shares were awarded to employees. Due to the terms of the pending acquisition agreement with First Niagara, no further awards will be granted. In December 2010, the Company accelerated the vesting of restricted stock and performance-based share awards for executive officers of the Company that would have otherwise vested upon the consummation of the merger. All remaining outstanding unvested awards will become fully vested upon the effective time of the merger in accordance with the LTCP.
Option Awards
Options awarded to date are for a term of ten years and total approximately 10.0 million shares. The majority of these options were awarded on the original award date of June 17, 2005 and these 2005 option awards had the following vesting schedule: 40% vested at year-end 2005 and 20% vested at year-end 2006, 2007 and 2008, respectively. Subsequent awards have vesting periods of either three or four years. The Company assumed a 2.9% average forfeiture rate on options granted subsequent to June 17, 2005 as the majority of the options were awarded to senior level management. Compensation expense recorded on options for the years ended December 31, 2010, 2009 and 2008 was $576,000, $357,000 and $4.2 million, respectively, or after tax expense of approximately $371,000, $230,000 and $2.8 million, respectively. The Company anticipates it will record expense of $1.5 million in 2011 which factors in the full vesting of outstanding option awards.
Options to purchase 416,568, 473,109 and 124,656 shares were granted to employees during the years ended December 31, 2010, 2009, and 2008, respectively. Using the Black-Scholes option pricing model, the weighted-average grant date fair value was $2.10, $2.31 and $2.21 per share for the options which were granted in 2010, 2009, and 2008, respectively. The weighted-average related assumptions for these periods are presented in the following table.

	2010	2009	2008

Risk-free interest rate	2.59%	2.64%	2.83%
Expected dividend yield	2.37%	2.20%	2.06%
Expected volatility	19.83%	19.43%	16.78%
Expected life (years)	6.25	6.24	6.22
•	The risk-free interest rate was determined using the U.S. Treasury yield curve in effect at the time of the grant.

•	The dividend yield is calculated on the current dividend and strike price at the time of the grant.

•	The expected volatility assumption is based on the Company’s stock price history, which for 2010, 2009 and 2008 was 72 months, 60 months and 48 months, respectively.

•	The expected life for options granted during the years ended December 31, 2010, 2009, and 2008 was determined by applying the simplified method as allowed by current accounting guidance.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
A summary of option activity as of December 31, 2010 and changes during the period ended is presented below:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	($000)

Options outstanding at beginning of year	7,884,801	$14.30
Granted	416,568	11.81
Exercised	(17,463)	14.29
Forfeited/cancelled	(27,597)	12.79
Expired	(802,627)	14.39

Options outstanding at December 31, 2010	7,453,682	$14.16	5.06	$6,234

Options exercisable at December 31, 2010	6,634,472	$14.37	4.61	$4,106

The following table summarizes the nonvested options during the year ended December 31, 2010.

		Weighted-average
		Grant-Date
	Shares	Fair Value

Nonvested at January 1, 2010	631,154	$2.38
Granted	416,568	2.10
Vested	(200,915)	2.44
Forfeited / Cancelled	(27,597)	2.31

Nonvested at December 31, 2010	819,210	$2.23

The total fair value of options that vested in 2010, 2009 and 2008 was $490,000, $229,000 and $4.3 million, respectively.
Restricted Stock and Performance-Based Restricted Stock Awards
To date, approximately 4.0 million shares of restricted stock have been awarded under the LTCP. The majority of these shares were awarded in 2005 and these 2005 awards have a vesting schedule of 15% per year for six years and 10% in the seventh year. Subsequent awards have vesting schedules of three years, four years, or cliff vest after three years. During the years ended December 31, 2010 and 2009, the Company granted approximately 262,000 and 223,000 restricted stock awards, respectively. These awards included approximately 80,000 shares and 65,000 shares of performance-based awards in 2010 and 2009, respectively.
Performance-based restricted stock shares were awarded to executive management and other key members of senior management to encourage decisions with a long-term focus, link pay opportunities with long-term shareholder value creation, enhance the retention power of the Company’s compensation program and balance annual incentive programs to provide award opportunities based on longer-term success. The vesting for these performance-based awards is conditional upon fulfillment of a market condition and on meeting a service period requirement. The actual number of performance shares to be earned will be based on performance criteria over a three-year performance period, which for the 2010 award is May 28, 2010 and ending May 31, 2013 and for the 2009 award is May 29, 2009 through May 31, 2012. The performance shares, if earned, will vest at the end of the three-year period. Performance shares vest based on total shareholder return (“TSR”) (defined as share price appreciation from the beginning of the performance period to the end of the performance period, plus the total dividends paid on the common stock during the period) for the group of banks and thrifts listed on the SNL Thrift Index versus the Company’s TSR (the “TSR Percentage”). A simulation model was used to provide a grant date fair value for the performance-based shares. Expense for the performance-based awards is recognized based on the probability of attaining the performance targets and over the service period similar to the recognition of the expense associated with the other restricted stock awards that only have a service condition. As provided for in the LTCP, shares will vest earlier upon death or disability or in the event of a change of control. In these cases, performance will be calculated and the number of shares pro-rated through the date of termination or change in control.
On December 20, 2010, pursuant to applicable agreements and with the consent of First Niagara, the Company and NewAlliance Bank entered into Acknowledgement Agreements with various of its senior officers. The Acknowledgment Agreements provide for the acceleration of certain existing compensation benefits, including the vesting of restricted stock and performance-based share awards that would have otherwise vested upon consummation of the merger.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The unvested time-based restricted stock awards vested as of the close of business on December 20, 2010. The performance-based share awards, which would have been earned in May 2012 and May 2013, were deemed earned as of close of business on December 20, 2010 and were calculated based on the Company’s TSR as of November 30, 2010 and the pro-ration factors that would be applicable as of April 1, 2011. The 2009 awards attained a performance percentage of 131.4% and were pro-rated for 22 months of service, while the 2010 awards attained a performance percentage of 200.0% and were pro-rated for 10 months of service. Expense of $3.5 million resulting from the acceleration of the awards was recognized in 2010.
Total restricted stock compensation expense, including performance shares, for the years ended December 31, 2010, 2009 and 2008 was approximately $10.4 million, $6.1 million and $7.0 million or after tax expense of $9.1 million, $4.8 million and $4.5 million, respectively. The Company anticipates that it will record expense of approximately $3.0 million in 2011, which factors in the full vesting of outstanding stock awards.
The following table summarizes the nonvested restricted stock and performance-based restricted stock awards during the year ended December 31, 2010.

		Weighted-average
		Grant-Date
	Shares	Fair Value

Nonvested at January 1, 2010	1,225,063	$14.37
Granted	261,755	13.39
Vested	(987,019)	13.82
Forfeited / Cancelled	(97,240)	15.53

Nonvested at December 31, 2010	402,559	$13.72

13. Income Taxes
The components of income tax expense are summarized as follows:

	Year Ended December 31,
(In thousands)	2010	2009	2008
Current tax expense
Federal	$37,097	$28,691	$20,116
State	985	694	82

Total current	38,082	29,385	20,198

Deferred tax (benefit) expense net of valuation reserve
Federal	(4,516)	(3,337)	826
State	(95)	(251)	(277)

Total deferred	(4,611)	(3,588)	549

Total income tax expense	$33,471	$25,797	$20,747

For the years ended December 31, 2010, 2009 and 2008, the provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to pre-tax income for the following reasons:

	Year Ended December 31,
(In thousands)	2010	2009	2008

Provision for income taxes at statutory rate	$32,003	$25,284	$23,115
Increase (decrease) in taxes resulting from:
State income tax expense	640	451	53
Dividends received deduction	(22)	(79)	(336)
Bank-owned life insurance	(2,064)	(1,288)	(1,770)
Low income housing and other tax credits	(75)	(22)	(25)
Excess compensation - 162(m)	3,678	1,130	507
Valuation allowance adjustment, charitable contribution	—	(51)	—
Valuation allowance adjustment, capital loss	(406)	204	139
Tax exempt obligations	(292)	—	—
Interest related to tax reserve	16	23	(956)
Tax reserves	(160)	(30)	120
Rate change due to change in Massachusetts legislation	—	—	(277)
Other, net	153	175	177

Provision for income taxes	$33,471	$25,797	$20,747

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The tax effects of temporary differences and tax carryforwards that give rise to deferred tax assets and liabilities are presented below:

	December 31,
(In thousands)	2010	2009

Deferred tax assets
Bad debts	$22,440	$21,339
Pension and postretirement benefits	21,924	20,520
Borrowings	5,239	5,741
Noncompete agreements	2,594	2,932
Charitable contribution carryover	—	80
Capital loss carryover	765	843
State net operating loss carryover	18,185	17,146
Restricted stock	6,516	7,001
Loans	277	358
Non accrual loan interest	1,405	1,006
Transaction costs	2,406	—
Other, net	2,097	2,065

Total gross deferred tax assets	83,848	79,031
Less valuation allowance	(23,228)	(21,594)

Total deferred tax assets, net of valuation allowance	60,620	57,437

Deferred tax liabilities
Core deposit intangible	11,124	14,278
Unrealized gain on available for sale securities	14,326	18,479
Premises and equipment, principally due to difference in depreciation	1,168	1,422
Limited partnerships	6,178	4,951
Certificate of deposits	3	20
Investments	2,643	2,275
481(a) adjustment — bonus accrual	1,069	—
Goodwill	1,379	1,047
Other	686	887

Total gross deferred tax liabilities	38,576	43,359

Net deferred tax asset	$22,044	$14,078

Management believes it is more likely than not that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of the valuation allowance.
The allocation of deferred tax benefit involving items charged to income, items charged directly to stockholders’ equity and items charged to goodwill are as follows:

	Year Ended December 31,
	2010		2009		2008
(In thousands)	Federal	State	Federal	State	Federal	State
Deferred tax (benefit) expense allocated to:
Stockholders’ equity, tax effect of unrealized (losses) gains on marketable equity securities	$(3,632)	$—	$15,165	$—	$(4,139)	$—
Stockholders’ equity, tax impact of change in minimum pension liability and new split dollar life insurance accounting pronouncement	277	—	4,106	—	(14,263)	—
Goodwill	—	—	—	—	(1,206)	—
Stockholders’ equity, tax effect of cumulative effect of adoption of new OTTI accounting pronouncement	—	—	578	—	—	—
Reclass to current tax receivable	—	—	—	—	(1,247)	—
Income	(4,611)	—	(3,588)	—	549	—

Total deferred tax (benefit) expense	$(7,966)	$—	$16,261	$—	$(20,306)	$—

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The Company has no federal net operating loss carryforwards at December 31, 2010. The Company has state net operating loss carryforwards at December 31, 2010 of $372.5 million which expire between 2020 and 2030. As of December 31, 2010 and 2009, the Company had a valuation allowance of $22.1 million and $20.1 million, respectively, against its state deferred tax asset, including the state net operating loss carryforwards, in connection with the creation of a Connecticut passive investment company pursuant to legislation enacted in 1998. Under this legislation, Connecticut passive investment companies are not subject to the Connecticut Corporate Business Tax and dividends paid by the passive investment company to the Company are exempt from the Connecticut Corporate Business Tax.
The Company has no alternative minimum tax credit carryforwards at December 31, 2010.
The Company has no charitable contribution carryforwards at December 31, 2010. At December 31, 2009, the Company had charitable contribution carryforwards of $198,000 which were fully utilized in 2010. The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses, and dividend received deductions. A corporation is permitted to carry over to the five succeeding tax years contributions that exceeded the 10% limitation, but deductions in those years are also subject to the maximum limitation.
The Company has capital loss carryforwards of $1.9 million at December 31, 2010 and 2009. $1.3 million of the carryforward was generated by Westbank Corporation, Inc. (“Westbank”) and expires at the end of 2011. The remainder of carryforwards will primarily expire in 2013 and 2014. Capital losses can only be used to offset capital gains. Excess losses over gains can be carried back three years or carried forward five years. As of December 31, 2010 and December 31, 2009, there is a $1.1 million and a $1.5 million valuation allowance, respectively, for the tax effect of capital loss carryforwards associated with realized and unrealized capital losses on capital assets, of which $482,000 and $462,000, respectively, was recorded as an adjustment to other comprehensive income.
A deferred tax liability has not been recorded for the tax reserve for bad debts of approximately $50.2 million that arose in tax years beginning before December 31, 1987 (the “base year amount”). A deferred tax liability is not recognized for the base year amount unless it becomes apparent that those temporary differences will reverse into taxable income in the foreseeable future. The base year amount will only be recognized into taxable income if the Bank ceases to be a bank or if the Bank makes distributions of property to a shareholder with respect to its stock that is in excess of the Bank’s earnings and profits accumulated in taxable years beginning after December 31, 1951. No deferred tax liability has been established as these two events are not expected to occur in the foreseeable future.
The Company accounts for uncertainty in income taxes in accordance with FASB ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(In thousands)	2010	2009
Balance, beginning of period	$400	$421
Additions for tax positions of prior years	—	—
Additions for tax positions from business combinations	—	—
Additions for tax positions of current year	—	—
Reductions for tax positions of prior year	(140)	(21)

Balance, end of period	$260	$400

Included in the balance at December 31, 2010, are $260,000 of tax positions for which the ultimate deductibility was highly uncertain and for which the disallowance of the tax position would primarily affect the annual effective tax rate. As of December 31, 2010, the Company had accrued approximately $71,000 in interest and penalties.
Included in the balance at December 31, 2009 are $400,000 of tax positions for which the ultimate deductibility is highly uncertain and for which the disallowance of the tax position would primarily affect the annual effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2009, the Company had accrued approximately $78,000 in interest and penalties.
The Company anticipates that none of the unrecognized tax benefits as of December 31, 2010 will reverse in the next 12 months due to statute of limitation expirations.
The Company is generally no longer subject to federal, state or local income tax examinations by tax authorities for the years before 2007. In the third quarter of 2008, the IRS commenced an examination of the 2006 and 2007 tax years for Westbank. In the second quarter of 2009, the IRS commenced an examination of the 2006 and 2007 tax years for the Company. Both exams were completed in 2010 and the IRS did not propose any significant adjustments to Westbank’s or the Company’s 2006 and 2007 tax returns.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
14. Commitments and Contingencies
Cash and Due from Banks Withdrawal and Usage Restrictions
The Company is required to maintain reserves against its transaction accounts and non-personal time deposits. As of December 31, 2010 and 2009, the Company was required to have deposits at the FRB Boston of approximately $36.7 million and $23.7 million, respectively, to meet these requirements.
Leases
The Company leases certain of its premises and equipment under lease agreements, which expire at various dates through July 31, 2029. The Company has the option to renew certain of the leases at fair rental values. Rental expense was approximately $4.4 million for the years ended December 31, 2010, 2009 and 2008.
Future minimum payments, by fiscal year in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following:

(In thousands)	Amount

2011	$3,852
2012	3,236
2013	2,758
2014	2,280
2015	1,758
thereafter	6,879

Total	$20,763

Commitments to Extend Credit
The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments consist principally of unused commercial and consumer lines of credit. Standby letters of credit generally are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risks associated with commitments to extend credit and standby letters of credit are essentially the same as those involved with extending loans to customers and are subject to normal credit policies. Collateral may be obtained based on management’s assessment of the customer’s creditworthiness.
The table below summarizes the Company’s commitments and contingencies discussed above.

	December 31,
(In thousands)	2010	2009
Loan origination commitments	$309,228	$146,369
Unadvanced portion of construction loans	74,484	40,700
Standby letters of credit	15,642	6,587
Unadvanced portion of lines of credit	664,519	608,854

Total commitments	$1,063,873	$802,510

Other Commitments
As of December 31, 2010 and 2009, the Company was contractually committed under limited partnership agreements to make additional partnership investments of approximately $1.1 million and $1.5 million, respectively, which constitutes our maximum potential obligation to these partnerships. The Company is obligated to make additional investments in response to formal written requests, rather than a funding schedule. Funding requests are submitted when the partnerships plan to make additional investments.
Legal Proceedings
In the ordinary course of business, we are involved in various threatened and pending legal proceedings. We believe that we are not a party to any pending legal, arbitration, or regulatory proceedings that would have a material adverse impact on our financial results or liquidity. Certain legal proceedings in which we are involved are described below:

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
On or about August 20, 2010, a lawsuit was filed by Stanley P. Kops against NewAlliance and its directors in the Connecticut Superior Court for the Judicial District of New Haven (NNH-CV10-6013984) challenging the proposed merger between NewAlliance and First Niagara. The purported class action alleges that the NewAlliance board of directors breached its fiduciary duties to NewAlliance stockholders by failing to maximize stockholder value in approving the merger agreement with First Niagara and that NewAlliance and First Niagara aided and abetted this alleged breach of fiduciary duty.
Since the first action was commenced, nine additional lawsuits have been filed against NewAlliance, First Niagara, Merger Sub, and/or the NewAlliance directors and certain officers of NewAlliance. The plaintiffs in the additional lawsuits are: Southwest Ohio Regional Council of Carpenters Pension Plan (NNH-CV10-6014110); Cynthia J. Kops (NNH-CV10-6014155); Joseph Caldarella (NNH-CV10-6014192); Michael Rubin (NNH-CV10-6014328); Arlene H. Levine and Gertrude M. Nitkin (NNH-CV10-6014477); Port Authority of Alleghany County Retirement & Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union (NN-CV10-6014634); Alan Kahn (Case No. 5785); Moses Eilenberg (Case No. 5796); and Erie County Employees’ Retirement System (Case No. 5831). The latter three lawsuits were filed in the Court of Chancery of the State of Delaware and the remainder were filed in the Connecticut Superior Court. The claims in the nine additional lawsuits are substantially the same as the claims in the first lawsuit and seek, among other things, to enjoin the proposed merger on the agreed upon terms. Certain of the new actions, however, also seek attorneys’ and experts’ fees and actual and punitive damages if the merger is completed.
On September 28, 2010, the three Delaware actions were consolidated into In re NewAlliance Bancshares, Inc. Shareholders Litigation (No. 5785-VCP), and the plaintiffs in the consolidated action filed an amended complaint which adds allegations challenging the accuracy of disclosures in the preliminary Form S-4, a motion to preliminarily enjoin the defendants from taking any action to consummate the merger and a motion seeking expedited discovery. On October 22, the court granted the plaintiffs’ motion for expedited discovery and tentatively scheduled a preliminary injunction hearing for December 1, 2010.
On October 19, 2010, the seven Connecticut actions were transferred to the complex litigation docket in the Judicial District of Stamford. The cases were consolidated on October 20 and, on October 22, the plaintiffs filed an amended complaint which adds allegations challenging the accuracy of disclosure in the preliminary Form S-4. The plaintiffs in the Connecticut actions also have indicated that they intend to seek a preliminary injunction and expedited discovery.
On October 18 and 19, 2010, the Company and other defendants filed motions in the seven Connecticut actions and in the consolidated Delaware action requesting that the courts direct the plaintiffs in all the actions to confer and agree on a single forum in which to litigate their claims, or if the plaintiffs are unable to agree, that the courts confer and designate a single forum, and that the cases in the other forum be stayed. The defendants’ motions are pending.
On December 6, 2010, the parties to the Connecticut and Delaware actions reached an agreement in principle to resolve the Connecticut Action and the Delaware Action. Part of the agreement was that the defendants would not object to the payment of plaintiffs’ attorney fees up to $750,000. The settlement contemplated by the agreement will be submitted to the Connecticut court for approval. Immediately following final approval by the Connecticut court of the settlement, the parties to the Delaware actions shall dismiss those actions with prejudice. As part of the settlement, the defendants deny all allegations of wrongdoing and deny that the disclosures in the joint proxy/statement prospectus were inadequate but have agreed to provide supplemental disclosures. These supplemental disclosures were provided in the Company’s Current Report on Form 8-K, filed on December 6, 2010. The settlement will not affect the timing of the merger or the amount of consideration to be paid in the merger. There are no injunction proceedings pending at this time.
15. Fair Value Measurements
Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. In accordance with FASB ASC 820, the fair value estimates are measured within the fair value hierarchy. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:
Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
When available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and could be material. Derived fair value estimates may not be substantiated by comparison to independent markets and, in certain cases, could not be realized in an immediate sale of the instrument.
Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company.
Fair Value Option
FASB ASC 825-10 allows for the irrevocable option to elect fair value accounting for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis that may otherwise not be required to be measured at fair value under other accounting standards. The Company elected the fair value option as of January 1, 2009 for its portfolio of mortgage loans held for sale pursuant to forward loan sale commitments originated after January 1, 2009 in order to reduce certain timing differences and better match changes in fair values of the loans with changes in the value of the derivative forward loan sale contracts used to economically hedge them. As a result of the surge of refinances resulting from the drop in mortgage rates within the industry, the balance of loans held for sale and derivative contracts relating to those loans have increased significantly. The fair value option election relating to mortgage loans held for sale did not result in a transition adjustment to retained earnings and instead changes in the fair value have an impact on earnings as a component of noninterest income.
As of December 31, 2010, mortgage loans held for sale pursuant to forward loan sale commitments had a fair value of $41.2 million, which includes a negative fair value adjustment of $838,000. For the twelve months ended December 31, 2010 and 2009, there were net losses from fair value changes of $616,000 and $222,000, respectively. The net losses were recorded to non-interest income as mortgage origination activity and loan sale income. No mortgage loans held for sale were 90 days or more past due as of December 31, 2010.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables detail the financial instruments carried at fair value on a recurring basis as of December 31, 2010 and 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

	December 31, 2010
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)
Securities Available for Sale
Marketable equity securities	$8,141	$641	$7,500	$—
Bonds and obligations	500,251	474,131	26,120	—
Trust preferred equity securities	35,321	—	29,368	5,953
Residential mortgage-backed securities	2,008,170	—	2,008,170	—

Total Securities Available for Sale	$2,551,883	$474,772	$2,071,158	$5,953

Mortgage Loans Held for Sale	41,207	—	41,207	—
Mortgage Loan Derivative Assets	1,133	—	1,133	—
Mortgage Loan Derivative Liabilities	172	—	172	—

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements

	December 31, 2009
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Securities Available for Sale
Marketable equity securities	$8,783	$1,283	$7,500	$—
Bonds and obligations	222,078	196,060	26,018	—
Auction rate certificates	24,795	—	—	24,795
Trust preferred equity securities	33,296	—	27,924	5,372
Residential mortgage-backed securities	2,038,903	—	2,038,903	—

Total Securities Available for Sale	$2,327,855	$197,343	$2,100,345	$30,167

Mortgage Loans Held for Sale	12,908	—	12,908	—
Mortgage Loan Derivative Assets	495	—	495	—
Mortgage Loan Derivative Liabilities	75	—	75	—
The following table presents additional information about assets measured at fair value on a recurring basis for which the Company utilized Level 3 inputs to determine fair value:

	Securities Available for Sale
	For the year ended December 31,
(In thousands)	2010	2009

Balance at beginning of period	$30,167	$26,626
Transfer into Level 3		3,026
Total gains (losses) - (realized/unrealized):
Included in earnings		—
Included in other comprehensive income	3,405	1,049
Settlements	(27,550)	—
Discount accretion	17	15
Principal payments	(86)	(549)

Balance at end of period	$5,953	$30,167

The following is a description of the valuation methodologies used for instruments measured at fair value.
Securities Available for Sale: Included in the available for sale category are both debt and equity securities. The Company utilizes Interactive Data Corp., a third-party, nationally-recognized pricing service (“IDC”) to estimate fair value measurements for 99.8% of this portfolio. The pricing service evaluates each asset class based on relevant market information considering observable data that may include dealer quotes, reported trades, market spreads, cash flows, the U.S. Treasury yield curve, the LIBOR swap yield curve, trade execution data, market prepayment speeds, credit information and the bond’s terms and conditions, among other things, but these prices are not binding quotes. The fair value prices on all investment securities are reviewed for reasonableness by management through an extensive process. This review process was implemented to determine any unusual market price fluctuations and the analysis includes changes in the LIBOR / swap curve, the treasury curve, mortgage rates and credit spreads as well as a review of the securities inventory list which details issuer name, coupon and maturity date. The review resulted in no adjustments to the IDC pricing as of December 31, 2010. Also, management assessed the valuation techniques used by IDC based on a review of their pricing methodology to ensure proper hierarchy classifications. The Company’s available for sale debt securities include a pooled trust preferred security and an individual named trust preferred security which were not priced by IDC, but rather, were valued through means other than quoted market prices due to the Company’s conclusion that the market for the securities was not active. The fair value for these securities are based on Level 3 inputs in accordance with FASB ASC 820.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The major categories of securities available for sale are:
•
Marketable Equity Securities: Included within this category are exchange-traded securities, including common and preferred equity securities, measured at fair value based on quoted prices for identical securities in active markets and therefore meet the Level 1 criteria. Also included are auction rate preferred securities rated AAA, which are priced at par and are classified as Level 2 of the valuation hierarchy.

•
Bonds and obligations: Included within this category are highly liquid government obligations and government agency obligations that are measured at fair value based on quoted prices for identical securities in active markets and therefore are classified within Level 1 of the fair value hierarchy. Also included in this category are municipal obligations, corporate obligations and a mortgage mutual fund where the fair values are estimated by using pricing models (i.e. matrix pricing) with observable market inputs including recent transactions and/or benchmark yields or quoted prices of securities with similar characteristics and are therefore classified within Level 2 of the valuation hierarchy.

•
Trust preferred equity securities: Included in this category are two pooled trust preferred securities and “individual name” trust preferred securities of financial companies. One of the pooled trust preferred securities of $2.3 million and an individual name trust preferred security of $3.6 million are not priced by IDC, both of which are classified within Level 3 of the valuation hierarchy. The remaining securities are at Level 2 and are priced by IDC based upon matrix pricing factoring in observable benchmark yields and issuer spreads. The Company calculates the fair value of the Level 3 pooled trust preferred security based on a cash flow methodology that uses the Bloomberg A rated bank yield curve to discount the current expected cash flows. In order to derive the fair value of the individual name security, the Company uses the Bloomberg A rated insurance yield curve to discount the current expected cash flows. Additionally, the low level of the three month LIBOR rate, the general widening of credit spreads compared to when these securities were purchased and the reduced level of liquidity in the fixed income markets, were all factors in the determination of the current fair value market price.

•
Mortgage-Backed Securities: The Company owns residential mortgage-backed securities. As there are no quoted market prices available, the fair values of mortgage backed securities are based upon matrix pricing factoring in observable benchmark yields and issuer spreads and are therefore classified within Level 2 of the valuation hierarchy.

•
Auction Rate Certificates: Through June 30, 2010, the Company owned auction rate certificates which were pools of government guaranteed student loans issued by state student loan departments. At June 30, 2010, these securities were priced at par as the Company tendered its three remaining positions to the underwriter at par as part of their 2008 settlement agreement. Previously, due to the lack of liquidity in the auction rate market, the Company had been obtaining a price from the market maker that factored in credit risk and liquidity premiums to determine a current fair value market price. The auction rate certificates fell into the classification of Level 3 within the fair value hierarchy. These securities were not priced by the pricing service.

Mortgage Loans Held for Sale: Fair values were estimated utilizing quoted prices for similar assets in active markets. Any change in the valuation of mortgage loans held for sale is based upon the change in market interest rates between closing the loan and the measurement date. As the loans are sold in the secondary market, the market prices are obtained from Freddie Mac and represent a delivery price which reflects the underlying price Freddie Mac would pay the Company for an immediate sale on these mortgages.
Derivatives: Derivative instruments related to loans held for sale are carried at fair value. Fair value is determined through quotes obtained from actively traded mortgage markets. Any change in fair value for rate lock commitments to the borrower is based upon the change in market interest rates between making the rate lock commitment and the measurement date and, for forward loan sale commitments to the investor, is based upon the change in market interest rates from entering into the forward loan sales contract and the measurement date. Both the rate lock commitments to the borrowers and the forward loan sale commitments to investors are undesignated derivatives pursuant to the requirements of FASB ASC 815-10, however, the Company has not designated them as hedging instruments. Accordingly, they are marked to fair value through earnings.
At December 31, 2010, the effects of fair value measurements for interest rate lock commitment derivatives and forward loan sale commitments were as follows (mortgage loans held for sale are shown for informational purposes only):

	December 31, 2010
	Notional or
	Principal	Fair Value
(In thousands)	Amount	Adjustment

Rate Lock Commitments	$28,866	$(172)
Forward Sales Commitments	58,443	1,133
Mortgage Loans Held for Sale	42,045	(838)

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
The Company sells the majority of its fixed rate mortgage loans with original terms of 15 years or more on a servicing released basis and receives a servicing released premium upon sale. The servicing value has been included in the pricing of the rate lock commitments and loans held for sale. The Company estimates a fallout rate of approximately 10% based upon historical averages in determining the fair value of rate lock commitments. Although the use of historical averages is based upon unobservable data, the Company believes that this input is insignificant to the valuation and, therefore, has concluded that the fair value measurements meet the Level 2 criteria. The collection of upfront fees from the borrower is the driver of the Company’s low fallout rate. If this practice were to change, the fallout rate would most likely increase and the Company would reassess the significance of the fallout rate on the fair value measurement.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The following tables detail the financial instruments carried at fair value on a nonrecurring basis as of December 31, 2010 and December 31, 2009 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

	December 31, 2010
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Loan Servicing Rights	$1,606	$—	$—	$1,606
Other Real Estate Owned	3,541	—	—	3,541
Impaired Loans	25,010	—	—	25,010

	December 31, 2009
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Loan Servicing Rights	$2,063	$—	$—	$2,063
Other Real Estate Owned	3,705	—	—	3,705
Impaired Loans	16,733	—	—	16,733
The following is a description of the valuation methodologies used for instruments measured at fair value.
Loan Servicing Rights: A loan servicing right asset represents the amount by which the present value of the estimated future net cash flows to be received from servicing loans are expected to more than adequately compensate the Company for performing the servicing. The fair value of servicing rights is estimated using a present value cash flow model. The most important assumptions used in the valuation model are the anticipated rate of the loan prepayments and discount rates. Adjustments are only recorded when the discounted cash flows derived from the valuation model are less than the carrying value of the asset. As such, measurement at fair value is on a nonrecurring basis. Although some assumptions in determining fair value are based on standards used by market participants, some are based on unobservable inputs and therefore are classified in Level 3 of the valuation hierarchy.
Other Real Estate Owned: The Company classifies property acquired through foreclosure or acceptance of deed-in-lieu of foreclosure as other real estate owned in its financial statements. Upon foreclosure, the property securing the loan is written down to fair value. The writedown is based upon differences between the appraised value and the book value. Appraisals are based upon observable market data such as comparable sale within the real estate market, however assumptions made in determining comparability are unobservable and therefore these assets are classified as Level 3 within the valuation hierarchy.
Impaired Loans: Impaired loans are measured based on one of three methods: the present value of expected future cash flows discounted at the loan’s original effective interest rate; at the loan’s observable market price: or the fair value of the collateral if the loan is collateral dependent. Consequently, certain impaired loans may be subject to measurement at fair value on a nonrecurring basis and are written down through a valuation allowance within the Bank’s total loan loss reserve allowance. The fair value of these assets are classified within Level 3 of the valuation hierarchy and are estimated based on collateral values supported by appraisals.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Disclosures about Fair Value of Financial Instruments
The following methods and assumptions were used by management to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.
Cash and cash equivalents: Carrying value is assumed to represent fair value for cash and due from banks and short-term investments, which have original maturities of 90 days or less.
Investment securities: Refer to the above discussion on securities
Federal Home Loan Bank of Boston stock: FHLB Boston stock is a non-marketable equity security which is assumed to have a fair value equal to its carrying value due to the fact that it can only be redeemed back to the FHLB Boston at par value.
Loans held for sale: The fair value of residential mortgage loans held for sale is estimated using quoted market prices provided by government-sponsored entities as described above. The fair value of SBA loans is estimated using quoted market prices from a secondary market broker.
Accrued income receivable: Carrying value is assumed to represent fair value.
Loans: The fair value of the net loan portfolio is determined by discounting the estimated future cash flows using the prevailing interest rates and appropriate credit and prepayment risk adjustments as of period-end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans is estimated using the Bank’s prior credit experience.
Derivative Assets: Refer to the above discussion on derivatives.
Deposits: The fair value of demand, non-interest bearing checking, savings and certain money market deposits is determined as the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the estimated future cash flows using rates offered for deposits of similar remaining maturities as of period-end.
Borrowed Funds: The fair value of borrowed funds is estimated by discounting the future cash flows using market rates for similar borrowings.
Derivative Liabilities: Refer to the above discussion on derivatives.
The following are the carrying amounts and estimated fair values of the Company’s financial assets and liabilities as of the periods presented:

	December 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Amounts	Fair Value	Amounts	Fair Value
Financial Assets
Cash and due from banks	$108,538	$108,538	$96,927	$96,927
Short-term investments	25,000	25,000	50,000	50,000
Investment securities	2,792,278	2,827,755	2,568,621	2,580,186
Loans held for sale	43,290	43,290	14,659	14,659
Loans, net	5,035,993	5,057,538	4,709,582	4,779,888
Federal Home Loan Bank of Boston stock	120,821	120,821	120,821	120,821
Accrued income receivable	32,028	32,028	33,078	33,078
Derivative assets	1,133	1,133	495	495
Financial Liabilities
Interest and non-interest bearing checking, savings and money market accounts	$3,679,085	$3,679,085	$3,542,774	$3,542,774
Time deposits	1,514,490	1,534,285	1,481,446	1,498,126
Borrowed funds	2,242,579	2,260,435	1,889,928	1,919,918
Derivative liabilities	172	172	75	75

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
16. Derivative Financial Instruments
The Company accounts for derivatives in accordance with FASB ASC 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the consolidated balance sheets at their fair values. The Company does not enter into derivative transactions for speculative purposes, does not have any derivatives designated as hedging instruments, nor is party to a master netting agreement as of December 31, 2010.
Loan Commitments and Forward Loan Sale Commitments: The Company enters into interest rate lock commitments with borrowers, to finance residential mortgage loans. Primarily to mitigate the interest rate risk on these commitments, the Company also enters into “mandatory” and “best effort” forward loan sale delivery commitments with investors. The interest rate lock commitments and the forward loan delivery commitments meet the definition of a derivative, however, the Company has not designated them as hedging instruments. Upon closing the loan, the loan commitment expires and the Company records a loan held for sale subject to the same forward loan sale commitment. Prior to January 1, 2009, the Company accounted for loans held for sale at the lower of cost or fair value in accordance with accounting guidance for certain mortgage banking activities. Fluctuations in the fair value of loan commitments, loans held for sale, and forward loan sale commitments generally move in opposite directions, and the net impact of the changes in these valuations on net income is generally inconsequential to the financial statements.
The following table summarizes the Company’s derivative positions at December 31.

	2010		2009
	Notional or		Notional or
	Principal	Fair Value	Principal	Fair Value
(In thousands)	Amount	Adjustment (1)	Amount	Adjustment (1)

Interest Rate Lock Commitments	$28,866	$(172)	$20,896	$(75)
Forward Sales Commitments	58,443	1,133	29,978	495

(1)	An immaterial portion of these amounts was attributable to changes in instrument-specific credit risk.
The following two tables present the fair values of the Company’s derivative instruments and their effect on the Statement of Income:
Fair Values of Derivative Instruments

		Asset Derivatives			Liability Derivatives
		December 31,			December 31,
	Balance Sheet	2010	2009	Balance Sheet	2010	2009
(In thousands)	Location	Fair Value	Fair Value	Location	Fair Value	Fair Value
Derivatives not designated as hedging instruments
Interest rate contracts	Other Assets	$1,133	$495	Other Liabilities	$172	$75

Total derivatives not designated as hedging instruments		$1,133	$495		$172	$75

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Effect of Derivative Instruments on the Statement of Income

		For the Year Ended December 31,
		2010	2009
	Location of Gain or (Loss)	Amount of Gain or (Loss)	Amount of Gain or
	Recognized in Income on	Recognized in Income on	(Loss) Recognized in
(In thousands)	Derivatives	Derivatives	Income on Derivatives
Derivatives not designated as hedging instruments
Interest rate contracts	Non-interest income	$540	$420

Total derivatives not designated as hedging instruments		$540	$420

17. Stockholders’ Equity
At December 31, 2010, stockholders’ equity amounted to $1.46 billion, or 16.2% of total assets, compared to $1.43 billion or 17.0% of total assets at December 31, 2009. The Company paid cash dividends of $0.28 per share on common stock during both years ended December 31, 2010 and 2009.
Dividends
The Company and the Bank are subject to dividend restrictions imposed by various regulators. Connecticut banking laws limit the amount of annual dividends that the Bank may pay to the Company to an amount that approximates the Bank’s net income retained for the current year plus net income retained for the two previous years. In addition, the Bank may not declare or pay dividends on, and the Company may not repurchase any of its shares of its common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.
Treasury Shares
Share Repurchase Plan
On January 31, 2006, the Company’s Board of Directors authorized a repurchase plan of up to an additional 10.0 million shares or approximately 10% of the then outstanding Company common stock. Under this plan the Company has repurchased 8,578,062 shares of common stock at a weighted average price of $12.80 per share as of December 31, 2010. During 2010, there were approximately 882,000 shares repurchased. There is no set expiration date for this repurchase plan, however, due to the First Niagara impending acquisition, the Company is not initiating share repurchases.
Other
Upon vesting of shares under the Company’s benefit plans, plan participants may choose to have the Company withhold a number of shares necessary to satisfy tax withholding requirements. The withheld shares are classified as treasury shares by the Company. For the year ended December 31, 2010, approximately 312,000 shares were returned to the Company for this purpose.
Liquidation Account
As part of the conversion to a stock bank on April 1, 2004, the Bank established a liquidation account for the benefit of account holders in an amount equal to the Bank’s capital of $403.8 million as of September 30, 2003. The liquidation account will be maintained for a period of ten years after the conversion for the benefit of those deposit account holders who qualified as eligible account holders at the time of the conversion and who have continued to maintain their eligible deposit balances with the Bank following the conversion. The liquidation account, which totaled $74.5 million at December 31, 2010, is reduced annually by an amount equal to the decrease in eligible deposit balances, notwithstanding any subsequent increases in the account. In the unlikely event of the complete liquidation of the Bank, each eligible deposit account holder will be entitled to receive his/her proportionate interest in the liquidation account, after the payment of all creditors’ claims, but before distributions to the Company as the sole stockholder of the Bank. The Bank may not declare or pay a dividend on its capital stock if its effect would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account.
Regulatory Capital
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s Consolidated Financial Statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the banking regulators about components, risk weightings and other factors.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total capital and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. As of December 31, 2010 and December 31, 2009 the Company and the Bank met all capital adequacy requirements to which it was subject.
As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no events or conditions, which have occurred subsequent to the notification that would change the Bank’s capital category. The following is a summary of the Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009, compared to the required amounts and ratios for minimum capital adequacy and for classification as a well capitalized institution:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

NewAlliance Bank
December 31, 2010
Tier 1 Capital (to Average Assets)	$739,927	8.8%	$334,857	4.0%	$418,572	5.0%
Tier 1 Capital (to Risk Weighted Assets)	739,927	15.9	186,114	4.0	279,170	6.0
Total Capital (to Risk Weighted Assets)	795,170	17.1	372,227	8.0	465,284	10.0

December 31, 2009
Tier 1 Capital (to Average Assets)	$734,951	9.3%	$317,623	4.0%	$397,029	5.0%
Tier 1 Capital (to Risk Weighted Assets)	734,951	16.7	176,043	4.0	264,064	6.0
Total Capital (to Risk Weighted Assets)	787,510	17.9	352,085	8.0	440,107	10.0

NewAlliance Bancshares, Inc.
December 31, 2010
Tier 1 Capital (to Average Assets)	$916,522	10.9%	$335,225	4.0%	$419,031	5.0%
Tier 1 Capital (to Risk Weighted Assets)	916,522	19.7	186,556	4.0	279,834	6.0
Total Capital (to Risk Weighted Assets)	971,765	20.8	373,112	8.0	466,390	10.0

December 31, 2009
Tier 1 Capital (to Average Assets)	$878,553	11.1%	$318,072	4.0%	$397,590	5.0%
Tier 1 Capital (to Risk Weighted Assets)	878,553	19.9	176,422	4.0	264,633	6.0
Total Capital (to Risk Weighted Assets)	931,113	21.1	352,844	8.0	441,055	10.0
18. Other Comprehensive Income (Loss)
The following table summarizes the components of comprehensive income and other comprehensive income (loss) and the related tax effects for the years ended December 31, 2010, 2010 and 2009.

	Year Ended December 31,
(In thousands)	2010	2009	2008
Net income	$57,968	$46,443	$45,296
Other comprehensive (loss) income, before tax
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains arising during the period	(10,276)	54,058	(11,911)
Reclassification adjustment for gains included in net income	(1,159)	(5,917)	(1,843)
Non-credit unrealized loss on other-than-temporarily impaired debt securities	—	(2,866)	—
Credit related other-than-temporary realized loss transferred out of other comprehensive income	1,150	—	—
Unrecognized pension and post retirement gains (losses)	781	11,572	(37,731)

Other comprehensive (loss) income, before tax	(9,504)	56,847	(51,485)
Income tax benefit (expense), net of valuation allowance (1)	3,355	(19,854)	17,535

Other comprehensive (loss) income, net of tax	(6,149)	36,993	(33,950)

Comprehensive income	$51,819	$83,436	$11,346

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements

(1)
Deferred income tax for the years ended December 31, 2010, 2009 and 2008 related to securities gains and losses was a benefit of $3.6 million, an expense of $16.1 million and a benefit of $4.8 million, respectively. Included in deferred income taxes related to securities gains and losses was a change in the valuation allowance of $20,000, $332,000 and $663,000 for the years ended December 31, 2010, 2009 and 2008, respectively, for the tax effects of unrealized capital losses on equity securities. Deferred income tax related to unrecognized pension gains and losses for the years ended December 31, 2010, 2009 and 2008 was an expense of $277,000, $4.1 million and a benefit of $13.4 million, respectively.

19. Earnings Per Share
The following is an analysis of the Company’s basic and diluted EPS for the periods presented:

	Year Ended December 31,
(In thousands, except per share data)	2010	2009	2008
Net income	$57,968	$46,443	$45,296

Average common shares outstanding for basic EPS	98,515	99,163	99,587
Dilutive effect of stock options and unvested stock awards (1)	269	13	120

Average common and common-equivalent shares for dilutive EPS	98,784	99,176	99,707
Net income per common share:
Basic	$0.59	$0.47	$0.45
Diluted	0.59	0.47	0.45

(1)
Not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares during the period were options to purchase 143,240, 7,253,647 and 8,339,450 shares of common stock that were outstanding at December 31, 2010, 2009 and 2008, respectively.

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
20. Selected Quarterly Consolidated Information (unaudited)
The following tables present quarterly financial information of the Company for 2010 and 2009, respectively:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2010	2010	2010	2010

Interest and dividend income	$87,932	$88,420	$87,061	$87,399
Interest expense	27,373	28,074	29,320	31,758

Net interest income before provision for loan losses	60,559	60,346	57,741	55,641
Provision for loan losses	2,700	4,000	5,500	4,800

Net interest income after provision for loan losses	57,859	56,346	52,241	50,841
Non-interest income	15,257	14,618	15,886	15,400
Non-interest expense	50,935	50,246	43,628	42,200

Income before taxes	22,181	20,718	24,499	24,041
Income tax provision	10,835	6,802	8,226	7,608

Net income	$11,346	$13,916	$16,273	$16,433

Basic earnings per share	$0.12	$0.14	$0.16	$0.17
Diluted earnings per share	0.11	0.14	0.16	0.17

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2009	2009	2009	2009

Interest and dividend income	$90,694	$92,268	$94,082	$94,755
Interest expense	37,169	40,506	44,155	46,762

Net interest income before provision for loan losses	53,525	51,762	49,927	47,993
Provision for loan losses	3,467	5,433	5,000	4,100

Net interest income after provision for loan losses	50,058	46,329	44,927	43,893
Non-interest income	13,243	16,449	15,291	14,263
Non-interest expense	45,185	42,242	44,405	40,381

Income before taxes	18,116	20,536	15,813	17,775
Income tax provision	5,991	7,916	5,705	6,185

Net income	$12,125	$12,620	$10,108	$11,590

Basic and diluted earnings per share	$0.12	$0.13	$0.10	$0.12

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
21. Parent Company Statements
The following represents the Parent Company’s balance sheets as of December 31, 2010 and 2009, and statements of income and cash flows for the years ended December 31, 2010, 2009 and 2008.
Balance Sheet

	December 31,
(In thousands)	2010	2009
Assets
Interest earning and other bank deposits	$167,534	$136,589
Investment in subsidiaries	1,303,512	1,312,486
Other assets	10,427	8,851

Total assets	$1,481,473	$1,457,926

Liabilities and shareholders’ equity
Accrued interest and other liabilities	$1,366	$1,838
Borrowings	21,135	21,135
Shareholders’ equity	1,458,972	1,434,953

Total liabilities and shareholders’ equity	$1,481,473	$1,457,926

Income Statement

	Year Ended December 31,
(In thousands)	2010	2009	2008
Revenues
Interest on investments	$1,773	$2,141	$1,765
Other income	16	108	86

Total revenue	1,789	2,249	1,851

Expenses
Interest on long term notes and debentures	816	1,232	1,692
Other expenses	17,864	11,550	15,513

Total expenses	18,680	12,782	17,205

Loss before tax benefit and equity in undistributed net income of subsidiaries	(16,891)	(10,533)	(15,354)
Income tax benefit	(5,783)	(3,686)	(5,374)

Loss before equity in undistributed net income of subsidiaries	(11,108)	(6,847)	(9,980)

Equity in undistributed net income of subsidiaries	69,076	53,290	55,276

Net income	$57,968	$46,443	$45,296

NewAlliance Bancshares, Inc.
Notes to Consolidated Financial Statements
Statement of Cash Flows

	Year Ended December 31,
(In thousands)	2010	2009	2008

Cash flows from operating activities
Net income	$57,968	$46,443	$45,296
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed income of NewAlliance Bank	(69,076)	(53,290)	(55,276)
ESOP expense	3,300	3,196	3,399
Restricted stock compensation expense	10,445	6,085	6,992
Stock option compensation expense	576	357	4,247
Deferred tax benefit	497	3,731	1,895
Net change in other assets and other liabilities	(2,545)	1,351	12,526

Net cash provided by operating activities	1,165	7,873	19,079

Cash flows from investing activities
Net investment in bank subsidiary	71,901	65,163	23,259

Net cash provided by investing activities	71,901	65,163	23,259

Cash flows from financing activities
Repayment of borrowings	—	(3,500)	—
Shares issued for stock option exercises	246	—	—
Book (over) under tax benefit of stock-based compensation	—	(84)	(408)
Acquisition of treasury shares	(14,516)	(11,154)	(22,027)
Dividends declared	(27,851)	(28,099)	(27,859)

Net cash used by financing activities	(42,121)	(42,837)	(50,294)

Net increase (decrease) in cash and cash equivalents	30,945	30,199	(7,956)

Cash and cash equivalents, beginning of period	136,589	106,390	114,346

Cash and cash equivalents, end of period	$167,534	$136,589	$106,390

Supplemental information
Cash paid for interest	$816	$1,248	$1,700